                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                          CONVERGENT GROUP CORPORATION
                                       AT
                              $8.00 NET PER SHARE
                                       BY
                       CONVERGENT ACQUISITION SUB, INC.,
                          A WHOLLY OWNED SUBSIDIARY OF
                         CONVERGENT HOLDING CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF

                      SCHLUMBERGER TECHNOLOGY CORPORATION
-----------------------------------------------------------------------------
  OUR OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
                                     TIME,
           ON MONDAY, NOVEMBER 27, 2000 UNLESS OUR OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    We are making our offer pursuant to the terms of an Agreement and Plan of Merger, dated as of October 13, 2000, by and among Convergent Acquisition
Sub, Inc., Convergent Holding Corporation, Schlumberger Technology Corporation and Convergent Group Corporation.

    CONVERGENT'S BOARD OF DIRECTORS, BASED IN PART UPON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS OF THE CONVERGENT BOARD, (1) UNANIMOUSLY DETERMINED THAT EACH OF THE MERGER AGREEMENT, OUR OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT IS FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF CONVERGENT'S STOCKHOLDERS,
(2) UNANIMOUSLY APPROVED THE MERGER AGREEMENT, OUR OFFER, THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND (3) UNANIMOUSLY RECOMMENDS THAT CONVERGENT'S STOCKHOLDERS ACCEPT OUR OFFER AND TENDER THEIR SHARES PURSUANT TO OUR OFFER AND ADOPT THE MERGER AGREEMENT.

    Our offer is not conditioned upon our obtaining financing.

                                   IMPORTANT

    If you desire to tender all or any portion of your shares of Convergent common stock, you should either:

    - complete and sign the enclosed Letter of Transmittal (or a facsimile copy) in accordance with the instructions in the Letter of Transmittal, have your signature guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile copy) and any other required documents to Citibank, N.A., our Depositary, and either deliver the certificates for your shares along with the Letter of Transmittal to the Depositary or tender your shares pursuant to the procedures for book-entry transfer set forth in "The Tender Offer--Procedures for Accepting Our Offer and Tendering Shares" or

    - request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact your broker, dealer, commercial bank, trust company or other nominee to tender your shares.

    If you desire to tender shares and certificates evidencing your shares, and your shares are not immediately available, or if you cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, or if you cannot deliver all required documents to our Depositary prior to the expiration of our offer, you may tender your shares by following the procedures for guaranteed delivery set forth in "The Tender Offer-- Procedures for Accepting Our Offer and Tendering Shares."

    Questions and requests for assistance may be directed to D.F. King &
Co., Inc., our Information Agent, or Salomon Smith Barney Inc., our Dealer Manager, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of the Offer to Purchase, the Letter of Transmittal and other related documents may be obtained from the Information Agent or from brokers, dealers, commercial banks, trust companies or other nominees.

                                ----------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTIONS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                ----------------

                        THE DEALER MANAGER FOR OUR OFFER IS:
                              SALOMON SMITH BARNEY

October 27, 2000

                              SUMMARY OF OUR OFFER

    THIS SUMMARY OF OUR OFFER HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO BETTER UNDERSTAND OUR OFFER AND FOR A COMPLETE DESCRIPTION OF THE TERMS OF OUR OFFER, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE ACCOMPANYING LETTER OF TRANSMITTAL. QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO OUR INFORMATION AGENT OR OUR DEALER MANAGER AT THE ADDRESSES AND TELEPHONE NUMBERS LISTED ON THE BACK COVER OF THIS DOCUMENT. WHEN WE USE THE TERMS "PURCHASER," "WE," "US" OR "OUR," WE ARE REFERRING TO CONVERGENT ACQUISITION SUB, INC.

WHO IS OFFERING TO BUY MY SECURITIES?

    - We are Convergent Acquisition Sub, Inc., a wholly owned subsidiary of Convergent Holding Corporation (our Parent), which is currently wholly owned by Schlumberger Technology Corporation (STC). We and our Parent were organized in connection with this offer and have not carried on any activities other than in connection with this offer.

    - STC is a Texas corporation that is a United States wholly-owned subsidiary of Schlumberger Limited, a worldwide leader in technical services. STC operates in the United States and is engaged either directly or indirectly, through wholly-owned subsidiaries, in three primary business segments:

       - oilfield services, which is organized into three product groups: reservoir evaluation, reservoir development, and reservoir management, that provide exploration and production services required during the life of an oil and gas reservoir to the petroleum industry;

       - resource management services, a solutions provider to electricity, gas and water resource industry clients, to design, install, operate and maintain resource measurement networks and services; and

       - test and transaction services, which provides smart card-based solutions, semiconductor test, metrology and handling systems and services, and corporate internet protocol and network solutions to customers.

    - Please see "The Tender Offer--Information Concerning Us, Our Parent and STC."

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

    - We are offering to purchase all the issued and outstanding common stock of Convergent. Please see the "Introduction" and "The Tender Offer--Terms of Our Offer; Expiration Date."

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

    - We are offering to pay $8.00 for each share, net to you in cash, less any required withholding taxes and without interest. You will not have to pay brokerage fees or commissions in connection with our offer. Please see "Introduction" and "The Tender Offer--Terms of Our Offer; Expiration Date."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF YOUR OFFER?

    - We are not obligated to purchase any tendered shares unless, after the purchase of all of the tendered shares, we would beneficially own at least a majority of the outstanding shares (after giving effect to the conversion or exercise of all of the then outstanding options and other rights and securities exercisable or convertible into shares, whether or not exercised or converted at the time of determination). In calculating the number of shares we beneficially own, we are required to count shares owned by our Parent and STC and shares that are contributed to our Parent by Cinergy Ventures, LLC, a stockholder of Convergent and a subsidiary of one of

      Convergent's largest customers, and members of Convergent's senior management team. Please see the "Introduction" "The Tender Offer--Terms of Our Offer; Expiration Date," "The Tender Offer--Merger Agreement; Subscription and Contribution Agreement; Tender and Voting Agreement; Voting Agreement; Exclusivity Agreement; Nondisclosure Agreement; Employment Agreements" and "The Tender Offer--Conditions of Our Offer."

    - We are not obligated to purchase any shares unless and until all material governmental or regulatory notices, approvals or other requirements necessary to consummate the merger have been given, obtained or complied with, including the applicable waiting period under the U.S. antitrust laws have expired or been terminated. Please see "The Tender Offer--Conditions of Our Offer" and "The Tender Offer--Legal Matters and Regulatory Approvals."

    - Please read "The Tender Offer--Conditions of Our Offer," which sets forth in full the conditions to our offer.

WHAT AGREEMENTS DO YOU HAVE WITH CONVERGENT OR ANY OF ITS STOCKHOLDERS RELATING
  TO YOUR OFFER?

    - Prior to our entering into the merger agreement with Convergent, we entered into a separate agreement with members of Convergent's senior management, whom we refer to as the management investors, and Cinergy, in which these parties agreed to contribute shares of Convergent common stock to our Parent for shares of our Parent's common stock and to tender in our offer all the shares that they do not contribute to our Parent. Generally, each of these parties agreed to contribute approximately 80% of their holdings in Convergent, except for Cinergy which agreed to contribute 50% of its holdings in Convergent. As a result, these stockholders will become stockholders of our Parent and will not receive any cash for the shares they contribute to our Parent. They will, however, have the opportunity to share in any future growth of Convergent, which will be a wholly owned subsidiary of our Parent. The shares to be contributed represent approximately 28.3% of the Convergent stock on a fully diluted basis.

    - Simultaneously with our entering into the merger agreement, we also entered into a voting agreement with the management investors and Cinergy in which these parties agreed to vote all of their shares in favor of the merger and the merger agreement and against any takeover proposal.

    - Simultaneously with entering into the merger agreement, we also entered into a tender and voting agreement with several venture capital investors in Convergent, including Cinergy, whom we refer to as the major stockholders, in which these parties agreed to tender all, or in the case of Cinergy, half, of their shares in the tender offer and agreed to vote all of their shares in favor of the merger and the merger agreement and against any takeover proposal. Cinergy has agreed to contribute the other half of its shares to our Parent pursuant to the subscription and contribution agreement.

    - Please see "The Tender Offer--Merger Agreement; Subscription and Contribution Agreement; Tender and Voting Agreement; Voting Agreement; Exclusivity Agreement; Nondisclosure Agreement; Employment Agreements."

DO YOU HAVE ENOUGH FINANCIAL RESOURCES TO MAKE PAYMENT?

    - We will obtain all necessary funds to purchase the shares from our Parent, which will obtain these funds from STC. STC will provide funds from its existing financial resources. For a more detailed description of the financing of our offer and the merger, see "The Tender Offer--Financing of Our Offer and the Merger."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN YOUR OFFER?

    - We do not think our financial condition is relevant to your decision to tender in our offer because our offer does not contain a financing condition, we are offering only cash, and all of the funding that will be needed will be provided from STC's existing financial resources, as well as the lack of any relevant historical information concerning us.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN YOUR OFFER?

    - You will have until at least 12:00 Midnight, New York City time, on Monday, November 27, 2000, to tender your shares. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use the guaranteed delivery procedure that is described in "The Tender Offer--Procedures for Accepting Our Offer and Tendering Shares."

CAN YOUR OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

    - We have the right, in our sole discretion, but subject to the terms of the merger agreement and applicable law, to extend the period of time during which our offer remains open. If on November 27, 2000 all conditions to our offer are not then satisfied or waived, we have agreed that we will extend our offer from time to time until March 31, 2001. Please see "The Tender Offer--Terms of Our Offer; Expiration Date" and "The Tender Offer--Merger Agreement; Subscription and Contribution Agreement; Tender and Voting Agreement; Voting Agreement; Exclusivity Agreement; Nondisclosure Agreement; Employment Agreements."

HOW WILL I BE NOTIFIED IF YOUR OFFER IS EXTENDED?

    - If we decide to extend our offer, we will inform Citibank, N.A., our Depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the business day after the day on which our offer was previously scheduled to expire. Please see "The Tender Offer--Terms of Our Offer; Expiration Date."

HOW DO I TENDER MY SHARES?

To tender your shares in our offer, you must:

    - complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with your stock certificates and any other required documents, to our Depositary or tender your shares by book-entry transfer as described in "The Tender Offer--Procedures for Accepting Our Offer and Tendering Shares;" or

    - if your stock certificates are not immediately available or if you cannot deliver your stock certificates and any other required documents to our Depositary prior to the expiration of our offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your shares if you comply with the guaranteed delivery procedures described in "The Tender Offer--Procedures for Accepting Our Offer and Tendering Shares."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    - Except in the case of a subsequent offering period, you may withdraw any previously tendered shares at any time prior to the expiration of our offer. Please see "The Tender Offer--Withdrawal Rights."

HOW DO I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

    - In order to withdraw your tender of shares, you must deliver a written or facsimile notice of withdrawal with the required information to our Depositary while you still have the right to withdraw. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. Please see "The Tender Offer--Withdrawal Rights."

WHAT DOES CONVERGENT'S BOARD OF DIRECTORS THINK OF OUR OFFER?

    - Convergent's board of directors, based in part upon the unanimous recommendation of a special committee of independent directors of the board, (1) unanimously determined that each of the merger agreement, our offer, the merger and the other transactions contemplated by the merger agreement is fair to, advisable and in the best interests of Convergent's stockholders, (2) unanimously approved the merger agreement, our offer, the merger and the transactions contemplated by the merger agreement and
      (3) unanimously recommends that Convergent's stockholders accept our offer and tender their shares pursuant to our offer and adopt the merger agreement.

    - Please see "Special Factors--Reasons and Recommendations of the Special Committee and the Board of Directors of Convergent; Fairness of the Transaction."

WHAT WILL HAPPEN IF ALL THE SHARES ARE NOT TENDERED?

    - If we are able to acquire beneficial ownership of at least a majority of the outstanding shares on a fully diluted basis, then, in accordance with Delaware General Corporation Law, we will merge with and into Convergent, and Convergent will become a wholly owned subsidiary of our Parent. In calculating the number of shares we beneficially own, we are required to count shares owned by our Parent and STC and shares that are contributed to our Parent, by Cinergy and by members of Convergent's senior management team. Each share of Convergent that is outstanding at the time of the merger (other than any shares held in the treasury of Convergent, or owned by us, and any shares held by stockholders seeking appraisal rights for their shares) will be canceled and converted automatically into the right to receive the same consideration as stockholders who tendered their shares in our offer received.

    - If we are not able to acquire beneficial ownership of at least a majority of the outstanding shares on a fully diluted basis, we will either purchase those shares which have been tendered, extend our offer or terminate our offer in the manner specified in the merger agreement.

    - Because the management investors and Cinergy are contributing approximately 28.3% of the outstanding Convergent common stock to our Parent and the management investors have agreed to tender approximately 3.5% of the outstanding Convergent common stock, and because several venture capital investors, including Cinergy, have agreed to tender approximately 23.7% of the outstanding Convergent common stock, on a fully diluted basis, we anticipate that we will acquire at least a majority of Convergent's outstanding shares. See "The Tender Offer--Merger Agreement; Subscription and Contribution Agreement; Tender and Voting Agreement; Voting Agreement; Exclusivity Agreement; Nondisclosure Agreement; Employment Agreements."

    - If all of the conditions to our offer have been satisfied or waived, we may commence a subsequent offering period of up to 20 business days for the purpose of securing tenders of enough shares so that after we buy shares in the subsequent offering period, we will own at least 90% of the outstanding shares of Convergent common stock. We will pay the same price per share in the subsequent offering period as we pay in our offer. Our ownership of 90% or more of the shares of Convergent may allow us to complete a "short form" merger. This type of merger will not require Convergent to hold a stockholders' meeting to approve the merger. See "Introduction," "Special Factors--Purposes, Alternatives, Effects and Plans" and "The Tender Offer--Legal Matters and Regulatory Approvals."

WILL CONVERGENT CONTINUE AS A PUBLIC COMPANY?

    - If the merger occurs, Convergent will no longer be publicly owned. Even if the merger does not occur, if we purchase all the tendered shares,
      (1) there may be so few remaining stockholders and publicly held shares that the Convergent common stock may no longer be eligible to trade on the Nasdaq National Market, (2) there may not be a public trading market for the Convergent common stock, and (3) Convergent may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. Please see "Special Factors--Purposes, Alternatives, Effects and Plans" and "The Tender Offer--Possible Effects of Our Offer on the Market for the Shares; Nasdaq Listing; Margin Regulations and Exchange Act Registration."

IF I DECIDE NOT TO TENDER, HOW WILL YOUR OFFER AFFECT MY SHARES?

    - If you decide not to tender your shares in our offer and the merger occurs, you will receive in the merger the same amount of cash per share as you would have received if you tendered your shares in our offer.

    - If you decide not to tender your shares in our offer and the merger does not occur, if we purchase all the tendered shares, (1) there may be so few remaining stockholders and publicly held shares that the Convergent common stock will no longer be eligible to trade on the Nasdaq National Market,
      (2) there may not be a public trading market for the Convergent common stock, or (3) Convergent may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. Please see "The Tender Offer--Possible Effects of Our Offer on the Market for the Shares; Nasdaq Listing; Margin Regulations and Exchange Act Registration."

WILL I HAVE APPRAISAL RIGHTS?

    - We do not believe that appraisal rights are available in connection with our offer; however, appraisal rights may be available in connection with the merger. If the merger is consummated, stockholders who have not tendered their shares may have the right under Delaware law to dissent from the merger and demand appraisal of, and to receive payment in cash of the fair value of, their shares. See "The Tender Offer--State Take-Over Laws" and "The Tender Offer--Rights of Dissenting Stockholders."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    - On October 13, 2000, the last full trading day before we announced our offer, the closing price per share on the Nasdaq National Market was $4.72 per share. On October 25, 2000, the last full day of trading before the printing of this Offer to Purchase, the closing price per share on the Nasdaq National Market was $7.84. See "The Tender Offer--Price Range of Convergent's Common Stock."

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT YOUR OFFER?

    - You can call (toll free) D.F. King & Co., Inc., our Information Agent, at
      (800) 714-3305, or Salomon Smith Barney Inc., our Dealer Manager at
      (877) 518-9871. See the back cover of this document.

TO THE HOLDERS OF SHARES OF CONVERGENT'S COMMON STOCK:

                                  INTRODUCTION

    We hereby offer to purchase all of the outstanding shares of common stock of Convergent for $8.00 per share, net to the seller in cash, less any required withholding taxes without interest, upon the terms and subject to the conditions set forth in this document and in the related Letter of Transmittal. Please read "The Tender Offer--Information Concerning Us, Our Parent and STC" for additional information concerning us, our Parent and STC. You will not be obligated to pay brokerage fees or commissions in connection with our offer. We will pay all charges and expenses of Citibank, N.A., our Depositary, D.F. King & Co., Inc., our Information Agent, and Salomon Smith Barney Inc., our Dealer Manager.

    CONVERGENT'S BOARD OF DIRECTORS, BASED IN PART UPON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS OF THE CONVERGENT BOARD, (1) UNANIMOUSLY DETERMINED THAT EACH OF THE MERGER AGREEMENT, OUR OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT IS FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF CONVERGENT'S STOCKHOLDERS,
(2) UNANIMOUSLY APPROVED THE MERGER AGREEMENT, OUR OFFER, THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND (3) UNANIMOUSLY RECOMMENDS THAT CONVERGENT'S STOCKHOLDERS ACCEPT OUR OFFER AND TENDER THEIR SHARES PURSUANT TO OUR OFFER AND ADOPT THE MERGER AGREEMENT.

    Morgan Stanley & Co. Incorporated, financial advisor to the special committee of the board of directors of Convergent which was formed to negotiate the transactions with us, our Parent and STC, has delivered to the special committee a written opinion, dated October 13, 2000, to the effect that, as of that date and based on and subject to the matters described in the opinion, the $8.00 per share cash consideration to be received in our offer and the merger, by the holders of Convergent shares was fair, from a financial point of view, to the holders of Convergent common stock. A copy of Morgan Stanley's written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex A to this Offer to Purchase. YOU ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY MORGAN STANLEY.

    OUR OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE SHALL HAVE BEEN VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF OUR OFFER, NOT LESS THAN THAT NUMBER OF SHARES OF CONVERGENT COMMON STOCK WHICH, WHEN ADDED WITH THE SHARES OF CONVERGENT COMMON STOCK BENEFICIALLY OWNED BY STC, OUR PARENT AND US AND WHEN ADDED TO THE SHARES OF CONVERGENT COMMON STOCK TO BE CONTRIBUTED TO OUR PARENT PURSUANT TO THE SUBSCRIPTION AND CONTRIBUTION AGREEMENT, CONSTITUTES AT LEAST A MAJORITY OF THE SHARES OF CONVERGENT COMMON STOCK OUTSTANDING ON A FULLY DILUTED BASIS (AFTER GIVING EFFECT TO THE CONVERSION OR EXERCISE OF ALL OUTSTANDING OPTIONS, WARRANTS AND OTHER RIGHTS AND SECURITIES EXERCISABLE OR CONVERTIBLE INTO SHARES OF CONVERGENT COMMON STOCK, WHETHER OR NOT EXERCISED OR CONVERTED AT THE TIME OF DETERMINATION), EXCLUDING ANY SHARES OF CONVERGENT COMMON STOCK HELD BY CONVERGENT OR ANY OF ITS SUBSIDIARIES, AND (2) ALL MATERIAL GOVERNMENTAL OR REGULATORY NOTICES, APPROVALS OR OTHER REQUIREMENTS NECESSARY TO CONSUMMATE THE MERGER SHALL HAVE BEEN GIVEN, OBTAINED OR COMPLIED WITH, INCLUDING THE EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD UNDER U.S. ANTITRUST LAWS. WE REFER TO CONDITION (1) ABOVE AS THE MINIMUM CONDITION. OUR OFFER IS ALSO SUBJECT TO OTHER CONDITIONS CONTAINED IN THIS DOCUMENT. WE REFER YOU TO "THE TENDER OFFER--CONDITIONS OF OUR OFFER," WHICH SETS FORTH IN FULL THE CONDITIONS TO OUR OFFER.

    We are making this offer pursuant to an Agreement and Plan of Merger, dated as of October 13, 2000, by and among us, our Parent, STC and Convergent. The merger agreement provides, among other things, that as promptly as practicable after the purchase of shares pursuant to our offer and the satisfaction or, if permissible, waiver of the other conditions set forth in the merger agreement and in accordance with the relevant provisions of the Delaware General Corporation Law, we will be merged with and into Convergent. At the effective time of the merger, each share issued and outstanding immediately prior to the effective time of the merger (other than shares held in the treasury of Convergent and other than shares held by stockholders who will have demanded and perfected appraisal rights under applicable law) will be canceled and converted automatically into the right to receive $8.00 in cash (or any higher price that may be paid per share in our offer) without interest. The merger agreement is more fully described in "The Tender Offer--Merger Agreement; Subscription and Contribution Agreement; Tender and Voting Agreement; Voting Agreement; Exclusivity Agreement; Nondisclosure Agreement; Employment Agreements." The material federal income tax consequences of the sale of shares pursuant to our offer and the merger are described in "The Tender Offer--Material Federal Income Tax Consequences."

    Prior to the execution of the merger agreement, Cinergy, six of Convergent's most senior executive officers (including its chief executive officer and its chief financial officer) and 27 other executives of Convergent have agreed to contribute a portion of their shares to us prior to the merger and to tender the remaining portion pursuant to a subscription and contribution agreement. There are potential conflicts of interest that the Convergent board of directors had to consider with respect to the transaction, which are described in more detail in "Special Factors--Reasons and Recommendations of the Special Committee and the Board of Directors of Convergent; Fairness of the Transaction."

    Simultaneously with the execution of the merger agreement, we, our Parent and STC entered into a voting agreement with the management investors and Cinergy which obligates each of them to, among other things:

    - vote (1) in favor of the merger and the merger agreement, (2) against any Acquisition Proposal (as that term is defined in the merger agreement), against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Convergent under the merger agreement, against any change in the directors of Convergent, against any change in the present capitalization of Convergent, against any amendment to Convergent's certificate of incorporation or bylaws which in each case could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the merger agreement or the likelihood of the transactions being consummated and (3) in favor of any other matter necessary for consummation of the transactions contemplated by the merger agreement;

    - execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for us or our nominees to vote shares owned by the management investors;

    - waive any rights of appraisal or rights to dissent from the merger; and

    - (1) revoke all prior proxies or powers of attorney governing the shares owned by them and (2) grant an irrevocable proxy to us and our Parent, or any of its nominees to vote and act (by written consent or otherwise) with respect to all of the shares owned by them at any meeting of Convergent's stockholders or by written consent in lieu of any meetings with regard to any matter covered in the paragraph above. See "The Tender Offer--Merger Agreement; Subscription and Contribution Agreement; Tender and Voting Agreement; Voting Agreement; Exclusivity Agreement; Nondisclosure Agreement; Employment Agreements."

    Simultaneously with the execution of the merger agreement, we, our Parent and STC entered into a tender and voting agreement with several venture capital investors, including Cinergy, in Convergent, whom we refer to as the major stockholders, which obligates them to, among other things:

    - tender all of their shares of Convergent common stock to us in our offer, with the exception of Cinergy who will tender 50% of its shares in our offer and contribute 50% of its shares to our Parent pursuant to the subscription and contribution agreement;

    - vote (1) in favor of the merger and the merger agreement, (2) against any Acquisition Proposal (as that term is defined in the merger agreement), against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Convergent under the merger agreement, against any change in the directors of Convergent, against any change in the present capitalization of Convergent, against any amendment to Convergent's certificate of incorporation or bylaws which in each case could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the merger agreement or the likelihood of the transactions being consummated and (3) in favor of any other matter necessary for consummation of the transactions contemplated by the merger agreement;

    - execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for us or our nominees to vote shares owned by the major stockholders;

    - waive any rights of appraisal or rights to dissent from the merger; and

    - (1) revoke all prior proxies or powers of attorney governing the shares owned by them and (2) grant an irrevocable proxy to us and our Parent, or any of our nominees to vote and act (by written consent or otherwise) with respect to all of the shares owned by them at any meeting of Convergent's stockholders or by written consent in lieu of any meetings with regard to any matter covered in the paragraph above.

    See "The Tender Offer--Merger Agreement; Subscription and Contribution Agreement; Tender and Voting Agreement; Voting Agreement; Exclusivity Agreement; Nondisclosure Agreement; Employment Agreements."

    The merger agreement provides that promptly after the later to occur of
(1) the purchase of and payment for any shares as a result of which Parent and its subsidiaries own at least a majority of then outstanding shares (together with the shares beneficially owned by us and STC, including, the shares to be contributed to our Parent pursuant to the subscription and contribution agreement) and (2) compliance with Section 14f-1 of the Exchange Act, and the SEC's Rule 14f-1, our Parent will be entitled to designate the number of directors on Convergent's board of directors as will give our Parent representation proportionate to the percentage of the total outstanding number of shares that our Parent or any of its subsidiaries beneficially owns. Convergent will, upon request of our Parent, use its best efforts promptly either to increase the size of its board of directors or to secure the resignations of some of its incumbent directors, or both as is necessary to enable our Parent's designees to be so elected or appointed to Convergent's board of directors, and Convergent will take all actions available to Convergent to cause our Parent's designees to be elected or appointed at that time.

    We will complete the merger if conditions specified in the merger agreement are satisfied, including the consummation of our offer, and, if required under Delaware law, the adoption of the merger agreement at a meeting of Convergent's stockholders. For a more detailed description of the conditions to the merger, please see "The Tender Offer--Merger Agreement; Subscription and Contribution Agreement; Tender and Voting Agreement; Voting Agreement; Exclusivity Agreement; Nondisclosure Agreement; Employment Agreements" and "The Tender Offer--Conditions of Our Offer." The affirmative vote of the holders of at least a majority of the outstanding shares of Convergent common stock is required to adopt the merger agreement. Consequently, if we acquire (pursuant to our offer or otherwise) at least a majority of the outstanding shares, then we will be able to adopt the merger agreement without the affirmative vote of any other stockholder. See "The Tender Offer--Merger Agreement; Subscription and Contribution Agreement; Tender and Voting Agreement; Voting Agreement; Exclusivity Agreement; Nondisclosure Agreement; Employment Agreements" and "The Tender Offer--Conditions of Our Offer."

    Under Delaware law, if we, together with our Parent, acquire, pursuant to our offer, the subscription and contribution agreement or otherwise, at least 90% of the then outstanding shares of Convergent capital stock, we will be able effect the merger without holding a meeting of Convergent's stockholders to vote on the merger and without requesting the affirmative vote of Convergent's other stockholders. If that happens, we, our Parent and Convergent have agreed to take all necessary and appropriate action to cause the merger to become effective in accordance with Delaware law as soon as practicable after we acquire 90% of the then outstanding shares without a meeting of Convergent's stockholders. If, however, we do not acquire at least 90% of the then outstanding shares and a meeting of Convergent's stockholders to approve the merger is required under Delaware law, a significantly longer period of time will be required in order to effect the merger. See "The Tender Offer--Legal Matters and Regulatory Approvals."

    Convergent has advised us that as of October 13, 2000, 43,414,402 shares were issued and outstanding, 4,484,786 shares were subject to outstanding and exercisable stock options, and 5,000 shares were held in the treasury of Convergent. As a result, as of October 13, 2000:

    - our Minimum Condition would be satisfied if we had acquired 23,949,595 shares;

    - we would have been able to approve the merger without the calling a meeting of Convergent's stockholders or getting the consent or vote of any other Convergent stockholder, if we had acquired 43,109,270 shares.

    - Because the management investors and Cinergy are contributing approximately 28.3% of the outstanding Convergent common stock to our Parent, and the management investors have agreed to tender approximately 3.5% of the outstanding Convergent common stock, and because several venture capital investors, including Cinergy, have agreed to tender approximately 23.7% of the outstanding Convergent common stock, on a fully diluted basis, we anticipate that the Minimum Condition will be satisfied. See "The Tender Offer--Merger Agreement; Subscription and Contribution Agreement; Tender and Voting Agreement; Voting Agreement; Exclusivity Agreement; Nondisclosure Agreement; Employment Agreements."

    We do not believe that appraisal rights are available in connection with our offer; however, appraisal rights may be available in connection with the merger. If the merger is consummated, stockholders who have not tendered their shares may have the right under Delaware law to dissent from the merger and demand appraisal of, and to receive payment in cash of the fair value of, their shares. See "The Tender Offer--State Take-Over Laws" and "The Tender Offer--Rights of Dissenting Stockholders."

                                SPECIAL FACTORS

1.  BACKGROUND OF OUR OFFER; CONTACTS WITH CONVERGENT, NEGOTIATIONS AND
    AGREEMENTS.

    The following information (other than information concerning us, our Parent or STC (or its affiliates) has been provided to us by Convergent:

    During 1999 and the first three quarters of 2000, Convergent's management pursued several growth strategies in the market for eBusiness solutions for utility and local government clients, including an initial public offering of its common stock and possible strategic relationships with a number of companies, including STC. Convergent's management believed that a strategic relationship with STC could complement Convergent's growth strategy by offering synergies with STC's businesses and expertise in providing solutions and technologies, particularly to the utility industry. In addition, Convergent's Digital Utility solution could provide STC with direct, real-time access to services and information and reduce utility transaction and operational costs by enabling end-to-end automation of customers' business processes. Digital Utility offers eBusiness solutions for front-office applications, including call center and customer relationship management; back-office applications such as finance, accounting and human resources; and energy delivery applications such as mobile work force and outage management. Convergent also believed that a strategic relationship with STC could allow it to expand the scope of its Digital Utility to include revenue management, load data management and fixed network optimization, areas in which STC could provide significant expertise.

    As a result, in the spring and early summer of 2000, representatives of Convergent and STC held several meetings to discuss a possible business relationship. During these meetings, representatives of Convergent informed STC that Convergent was preparing for an initial public offering. The discussions focused exclusively on the feasibility of establishing a cooperative business relationship. During this period, consistent with its normal and customary practice, Convergent was also holding similar discussions with other companies.

    As a result of those discussions, Convergent and STC entered into a nondisclosure agreement on July 6, 2000, whereby Convergent agreed to provide information to STC to enable STC to evaluate a possible business relationship with Convergent. On August 4, 2000, the nondisclosure agreement was amended to make the exchange of information between Convergent and STC reciprocal in order to prepare a joint business plan with the aim to identify and quantify the opportunities resulting from a possible business relationship. During this period, the discussions between the parties continued and Convergent and STC explored numerous areas of possible cooperation and STC undertook a limited due diligence investigation.

    On August 4, 2000, Convergent completed its initial public offering at a price of $7.00 per share of its common stock. From the time of its initial public offering, the per share price of Convergent's common stock has declined. Following the initial public offering, representatives of STC and Convergent continued their ongoing discussion of synergies and areas of possible joint cooperation between the two firms. Thereafter, in early-September 2000, for the first time, representatives of STC approached representatives of InSight Capital Partners to discuss the possibility of STC's acquisition of all of the various venture capital investors' shares of Convergent's common stock. Representatives of InSight declined to discuss any possible transaction with STC unless STC offered all holders of Convergent's common stock the possibility to participate on the same terms. STC also concluded that the risks associated with individually negotiated purchases from the venture capital firms outweighed the speed of acquiring control of Convergent through a series of private placements.

    Thereafter, representatives of STC had meetings and telephone calls with representatives of Convergent to discuss the timing and structure of a proposal, and expanded the scope of their due diligence. On September 13, 2000, STC delivered to Convergent a non-binding expression of interest and a term sheet in connection with a proposed acquisition of Convergent through a tender offer for all of the shares of Convergent common stock held by the public and a subsequent merger. STC's proposal was conditioned on management's contribution of all, or a substantial part, of management's shares of Convergent in exchange for shares of a newly formed holding company for Convergent and the execution of new employment agreements with a significant number of members of management. The proposal also contemplated the contribution by Cinergy of all of its shares of Convergent to the newly formed holding company in exchange for shares of the newly formed holding company. Convergent's management would continue to be employed by the surviving corporation. STC requested a 21-day exclusivity period to complete its due diligence and to prepare definitive documentation.

    On September 14, 2000, Convergent informed STC that a 21 day exclusivity period was too long and indicated that it would be willing to enter into an exclusivity period until September 20, 2000. After negotiations, the parties entered into an exclusivity agreement on September 20, 2000, whereby Convergent granted STC an exclusivity period until September 29, 2000.

    The board of directors of Convergent held a special meeting on September 18, 2000 to consider the STC proposal. The board determined that it would be willing to consider a proposal if STC indicated a serious interest in acquiring Convergent at a price that provided Convergent's stockholders with a substantial premium over the then-current market price of Convergent's common stock. Subsequent discussions with STC resulted in a preliminary proposal by STC suggesting a cash price of $10.00 per share of Convergent common stock. Convergent's board of directors noted that the $10.00 price represented a substantial premium over Convergent's market price at the time. As of the close of the Nasdaq National Market on the previous trading day, the price per share of Convergent common stock was $4.50.

    At the September 18 board meeting Convergent's board of directors considered the qualifications of each of its members to serve on a special committee of the board of directors that would be formed to review, evaluate and negotiate the terms and conditions of the STC proposal and to report final recommendations regarding the proposed merger to the board. Because two of Convergent's executive officers, Glenn E. Montgomery, Jr. and Scott M. Schley, also serve on Convergent's board of directors, and based on STC's proposal, were expected to remain employed by Convergent following the closing of the offer and the merger and to contribute a substantial portion of their Convergent common stock to the newly formed holding company, the board determined that a special committee comprised solely of the board's three remaining directors be formed to review, evaluate and negotiate the merger agreement and the terms of our offer. Convergent's board established a special committee consisting of Jerry Murdock, John W. Blend, III and Robert Sharpe, constituting all of the non-employee directors of Convergent.

    At that time, Convergent's board of directors also authorized the engagement of Morgan Stanley to serve as the special committee's financial advisor for the purpose of (1) assisting in the negotiations with STC, (2) advising the special committee with respect to the fairness of the transaction from a financial point of view and (3) delivering a fairness opinion to the special committee in connection with the proposed transaction.

    During various periods throughout September 2000, representatives of STC conducted further due diligence of Convergent at Convergent's offices in Greenwood Village, Colorado.

    On September 21, 2000, STC's outside counsel, Brobeck Phleger & Harrison LLP, delivered a draft merger agreement and other ancillary agreements. Although the draft merger agreement did not contain pricing terms, the special committee evaluated the agreement based on the special committee's expectation that STC would make an offer at a price reflecting a premium to the then-current market price. The draft merger agreement provided extensive representations and warranties to be made by Convergent; numerous conditions to STC's offer; an agreement by Convergent restricting it from pursuing a superior proposal; a 4% termination fee; and the granting to STC of an option to purchase 19.9% of the shares of Convergent common stock. The draft tender and voting agreement also granted STC an option to acquire the shares of the significant venture capital investors in Convergent.

    On September 21, 2000, Brobeck also delivered drafts of the subscription and contribution agreement and voting agreement to Holland & Hart LLP, counsel to certain of the management investors. The documents reflected that Cinergy had agreed to contribute only 50% of its Convergent common stock to Parent. Over the next two weeks, the terms of these agreements were negotiated by STC, management and their respective counsel. In addition, during this period representatives of STC and Mr. Montgomery negotiated with representatives of Cinergy regarding the terms of Cinergy's participation in the transaction.

    During the period from September 24 through September 28, 2000, the special committee adopted organizational resolutions and elected Mr. Sharpe as its chairman. The committee also reviewed the progress of the negotiations with its legal and financial advisors, O'Sullivan Graev & Karabell LLP and Morgan Stanley, respectively, and O'Sullivan Graev & Karabell reviewed in detail with the special committee the terms of the merger agreement. At the direction of the special committee, O'Sullivan Graev & Karabell and Morgan Stanley were directed to proceed with the negotiation of the merger agreement and the other ancillary documents in accordance with the instructions of the special committee.

    On September 25, 2000 O'Sullivan Graev & Karabell delivered detailed comments to the draft merger agreement and advised STC that the special committee had rejected various terms of the initial merger proposal including, among other things, the granting to us of an option to purchase 19.9% of the outstanding shares of Convergent's common stock, the amount of the termination fee and the expense reimbursement provisions. On September 26, O'Sullivan Graev & Karabell negotiated a number of the terms of the merger agreement with Brobeck, making progress on the scope of Convergent's representations and warranties and conditions to STC's offer and the timing and trigger of the termination fee. At that time, STC dropped its requirements for an option to purchase 19.9% of the outstanding shares of Convergent's common stock. The parties, however, did not make progress on the amount of the termination fee.

    On September 28, 2000, O'Sullivan Graev & Karabell and Brobeck continued to negotiate the terms of the merger agreement. During this meeting, STC agreed to a reduced termination fee of $10 million, and an expense reimbursement provision capped at a $2.5 million, which together represented approximately 3% of the proposed transaction value.

    On September 29, 2000, Holland & Hart, LLP, counsel to certain of the management investors provided its initial draft of employment agreements to Brobeck.

    In the evening of September 29, 2000, the exclusivity agreement was extended until October 6, 2000.

    From September 29 through October 6, 2000, Holland & Hart negotiated the terms of employment agreements for Mr. Montgomery, the executive vice presidents and the vice presidents of Convergent.

    Thereafter, during the first week of October negotiations between representatives of STC and the special committee centered on, among other issues, (1) the participation of venture funds managed by affiliates of Goldman, Sachs & Co. in the transaction, (2) the circumstances surrounding the payment of the termination fee, (3) Cinergy's participation in the transaction and Convergent's future business relationship with Cinergy and (4) the possibility of a reduction to the purchase price as a result of due diligence findings by STC.

    During the course of those several weeks, O'Sullivan Graev & Karabell, Holland & Hart and Morgan Stanley provided updates and advice at several meetings of management and the special committee, at the conclusion of which, Holland & Hart and O'Sullivan Graev & Karabell were directed to proceed with the negotiations in accordance with the instructions of management and the special committee, respectively. In addition, during this period O'Sullivan Graev & Karabell had numerous conversations with the chairman of the special committee regarding various issues.

    On October 5, 2000, O'Sullivan Graev & Karabell informed the special committee that STC had indicated that, based on its due diligence conducted to date, STC would be prepared to move forward with the proposal only if the purchase price per share were reduced to $9.90 per share. At the direction of the special committee, representatives of Morgan Stanley advised representatives of STC that the special committee was not prepared to accept STC's initial price reduction proposal. The parties to the negotiation ultimately settled on a reduced price of $9.93 per share and Convergent agreed to present this reduced price to its board of directors. Morgan Stanley evaluated the transaction in light of the proposed reduction to the consideration to be paid to Convergent's stockholders and discussed with the special committee the terms of the proposed transaction. At that stage, the special committee and management directed their respective advisors to proceed with the negotiations and work towards finalizing the documents. At this point in the negotiations, the extent of management's and Cinergy's participation in the proposed transactions and numerous issues concerning the employment agreements remained open.

    Late on October 5, 2000, Cinergy's management informed STC's management of their unwillingness to contribute any of their Convergent shares to the newly formed holding company but that they would tender all of their shares in the tender offer.

    On October 9, 2000, STC indicated to Convergent's board of directors that it would move forward with the proposed transaction only if the following revised terms were satisfied: (1) the price per share was further reduced, (2) Cinergy agreed to maintain 50% of its current investment in Convergent and (3) the documents evidencing the new terms of the transaction were executed on or prior to October 13, 2000. Based upon these new facts, Mr. Montgomery was authorized to inform STC that unless STC provided a more definitive revised proposal, including the price at which STC would be prepared to go forward with the transaction, Convergent's negotiations would cease with STC.

    Subsequently, during a special meeting of Convergent's board of directors on October 10, 2000, the board was informed that STC had presented a revised proposal which included a new price per share of $8.00. The revised proposal also included STC's previously stated conditions regarding Cinergy's continued investment and the timely execution of all transaction documents. Convergent's board of directors unanimously agreed that before taking any action with respect to the new proposal, the venture capital investors in Convergent should evaluate the revised proposal and if desired, pursue negotiations directly with STC. Following that meeting, from October 10, 2000 until the morning of October 13, 2000, representatives of InSight had discussions with STC regarding the price, the involvement of each of the venture capital investors in Convergent in the proposed transactions, the timing of the execution of the documents and the consummation of the related transactions and the other matters discussed during the course of the October 10, 2000 meeting of Convergent's board of directors.

    The special committee directed O'Sullivan Graev & Karabell to inform Brobeck that Convergent would not proceed with the revised STC proposal unless STC agreed to (1) the elimination of any restrictions on the right of the major stockholders to solicit superior proposals; (2) a reduction to (A) the transaction's termination fee and (B) the expense reimbursement obligations of Convergent and (3) the elimination of STC's option to purchase the shares held by the major stockholders.

    During that same time period, O'Sullivan Graev & Karabell negotiated with Brobeck other aspects of the proposed transaction. As a result, at a special meeting of Convergent's board of directors in the morning of October 13, 2000, the board and O'Sullivan Graev & Karabell were informed that STC was prepared to proceed with a revised proposal on the following terms: (1) a purchase price of $8.00 per share; (2) the elimination of any restrictions on the right of the major stockholders to solicit superior proposals; (3) a reduction to (A) the transaction's break-up fee from $10 million to $8.0 million and (B) the expense reimbursement obligations of Convergent from $2.5 million to $2.0 million;
(4) STC would not have an option to purchase the shares held by any of the major stockholders; (5) Cinergy would tender half of its shares of Convergent in the offer and contribute the other half to Parent, in accordance with the terms of a subscription and contribution agreement; and (6) changes would be required in the employment agreements for Convergent's executive officers. The board was further advised that Cinergy was prepared to commit to the revised proposal.

    Based upon the revised proposal, during the morning meeting on October 13, 2000, Morgan Stanley reviewed in detail with the board its updated fairness opinion and advised the board that it was prepared to deliver its fairness opinion that, as of October 13, 2000, and subject to and based upon the various considerations set forth in its opinion, the consideration to be received by holders of Convergent common stock was fair, from a financial point of view, to the holders of Convergent common stock. In the course of the meeting, InSight informed the Board that (1) it was willing to commit to the proposal at the price of $8.00 per share, (2) the venture funds managed by Goldman

Sachs had indicated to InSight that they would similarly be willing to commit to the proposal, and (3) certain other significant venture capital investors were not willing to commit to the proposal.

    The special committee met separately later on the same day, after the market had closed and was updated on the status of the final negotiations and the resolution of open issues. At that time, Morgan Stanley again reviewed its updated fairness analysis and reaffirmed its opinion to the special committee and orally delivered its opinion that the cash consideration to be received in our offer and the merger were fair to Convergent's stockholders from a financial point of view. Thereafter, following further discussion, the special committee determined that the proposed merger agreement, tender offer and merger were fair to, advisable and in the best interests of, Convergent and its stockholders. The special committee recommended that Convergent's board of directors approve the transactions contemplated by the merger agreement and the voting agreement, and recommend to the stockholders that they accept the tender offer, tender their shares to us and adopt the merger agreement. At such time, the special committee also directed the advisors to finalize the documents. Shortly thereafter, Morgan Stanley delivered its written fairness opinion to the special committee.

    Convergent's board of directors reconvened immediately following the meeting of the special committee. After considerable discussion, and after having received the recommendation of the special committee, the board determined that the proposed merger agreement, tender offer, merger and related transactions were fair to, advisable and in the best interests of, Convergent and its stockholders.

    During the night of October 13, 2000,

    - we, our Parent, STC and Convergent executed the merger agreement;

    - we, the management investors and Cinergy executed the voting agreement;
      and

    - we, the major stockholders and Cinergy executed the tender and voting agreement.

    On October 27, 2000, we commenced our offer.

2.  PURPOSES, ALTERNATIVES, EFFECTS AND PLANS.

    PURPOSES OF OUR OFFER. The purpose of our offer and the merger is for our Parent to acquire control of, and the entire equity interest in, Convergent. Our offer, as the first step in the acquisition of Convergent, is intended to facilitate the acquisition of all outstanding shares of Convergent. The purpose of the merger is to acquire all of the outstanding common stock not purchased pursuant to our offer or otherwise. If, after consummation of our offer, we own at least 90% of the shares then outstanding, we will be able to cause the merger to occur without holding a meeting of Convergent's stockholders to adopt the merger agreement and without the affirmative vote of Convergent's other stockholders. If, however, after consummation of our offer, we own less than 90% of the then-outstanding shares but our Minimum Condition has been satisfied, we will have sufficient voting power to cause the approval and adoption of the merger without the affirmative vote of any other stockholder.

    ALTERNATIVES. Convergent believes that the proposed transaction represents the best available means to acquire adequate working capital. Management considers the prospects for raising capital in a secondary public offering less attractive because the decline in the price for Convergent's stock following its initial public offering and the general decline in the systems integration and Internet consulting industries would adversely affect Convergent's ability to obtain the best possible price from the public. Additionally, although management continues to explore joint ventures and other business relationships with strategic partners, including Cinergy, such alternatives do not offer the potential for access to the same amount of capital that a merger with our Parent would provide.

    EFFECTS OF OUR OFFER. As a result of our offer and the merger, the entire equity interest in Convergent will be beneficially owned by STC, Cinergy and the management investors through their ownership of our Parent. The stockholders of Convergent will no longer have any interest in, and will not be stockholders of, Convergent. The public stockholders of Convergent will have the right to receive $8.00 in cash, without interest, for each share of Convergent common stock held (other than shares of Convergent common stock for which appraisal rights have been perfected).

    To the extent that the management investors and Cinergy receive shares of our Parent's common stock for their shares of Convergent common stock, they will have the ability to benefit from any corporate opportunities that may be pursued by Convergent in the future. However, to the extent that the management investors receive shares of our Parent for their shares of Convergent common stock, they will also bear the risk of any decreases in the value of Convergent. See "The Tender Offer--Merger Agreement; Subscription and Contribution Agreement; Tender and Voting Agreement; Voting Agreement; Exclusivity Agreement; Nondisclosure Agreement; Employment Agreements."

    In addition, after the merger, Convergent will no longer be subject to the reporting requirements of the Exchange Act, which will allow Convergent to eliminate the time devoted by its management and other employees to matters which relate exclusively to Convergent being a publicly held company. Convergent's officers, directors and the owners of more than 10% of the shares of Convergent will no longer be subject to reporting and the short-swing profit provisions of Section 16 of the Exchange Act.

    An equity investment in our Parent following the merger will involve substantial risk resulting from the limited liquidity of the investment and the leverage resulting from Convergent's existing leverage and any other indebtedness required to fund the capital expenditures and acquisitions necessary to execute Convergent's business strategy. Nonetheless, if Convergent successfully executes its business strategy, the value of an equity investment in our Parent could be considerably greater than the original cost of the investment.

    Depending upon the number of shares purchased pursuant to our offer, the Convergent common stock may no longer meet the standards for continued listing on the Nasdaq National Market. According to Nasdaq's published guidelines, the shares would not be eligible to be included for listing if, among other things, the number of shares that are not held directly or indirectly by any officer or director of Convergent and by any other person who is the beneficial owner of more than 10% of the total shares outstanding is less than 750,000, or the number of holders of shares falls below 400. If, as a result of the purchase of shares pursuant to our offer, the merger, the merger agreement or otherwise, the Convergent common stock no longer meet the requirements of the Nasdaq National Market for continued listing, the listing of the shares will be discontinued. If that happens, the market for the shares would be adversely affected. If the shares were no longer eligible for listing on the Nasdaq National Market, quotations might still be available from other sources. The extent of the public market for the shares and the availability of quotations would, however, depend upon the number of stockholders remaining at the time, the interest in maintaining a market in the shares on the part of securities firms, the possible termination of registration of the shares under the Exchange Act as described below and other factors. Assuming we acquire the requisite number of shares to effect a delisting of the shares, we intend to cause the delisting of the shares from Nasdaq following consummation of our offer.

    PLANS FOR CONVERGENT. Upon completion of our offer, we intend to effect the merger in accordance with the terms and conditions of the merger agreement.

    The merger agreement provides that, effective upon the consummation of our offer, Convergent will take such action required to cause persons nominated by us to constitute the number of directors of Convergent equal to our pro rata ownership of Convergent.

    Except as otherwise described in this document and except for the transactions contemplated by the merger agreement, we have no current plans or proposals which relate to or would result in: (1) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Convergent; (2) a sale or transfer of a material amount of assets of Convergent;
(3) any change in the management or any change in any material term of the employment contract of any executive officer; or (4) any other material change in Convergent's corporate structure or business.

    Nevertheless, we may initiate a review of Convergent and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the merger in order best to organize and coordinate the activities of Convergent and our Parent and its stockholders. Furthermore, in connection with our ongoing review of Convergent's long term strategy, we may, in the future, consider the disposition or acquisition of material assets, alliances, joint ventures, other forms of cooperation with third parties or other extraordinary transactions affecting Convergent or its operations.

3. REASONS AND RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS OF CONVERGENT; FAIRNESS OF THE TRANSACTION.

    The following information (other than information concerning us, our Parent and STC has been provided to us by Convergent):

    REASONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS OF
CONVERGENT. The board of directors formed a special committee to review, negotiate and evaluate the proposed transactions because it appeared that the management directors would have a significant interest in the proposed transaction to the extent that they held Convergent stock and their retention as officers of Convergent would be part of the negotiations. The special committee (comprised of the three non-employee directors) met and had discussions on several occasions between September 24, 2000 and October 13, 2000 to consider developments relating to the proposed transaction. The special committee was advised during its deliberations by its financial advisor, Morgan Stanley, and was advised by its legal counsel, O'Sullivan Graev & Karabell. After considerable discussion and deliberation, at a meeting held on October 13, 2000, the special committee determined that the merger agreement, our offer, the merger and the other transactions contemplated by the merger agreement were fair to, and in the best interests of, the stockholders of Convergent and recommended that Convergent's board of directors approve the merger agreement.

    Following the unanimous recommendation of the special committee, the board unanimously approved the merger agreement, our offer, the merger and the transactions contemplated by the merger agreement, and recommended that Convergent's stockholders tender their shares pursuant to the offer and adopt the merger agreement. In connection with each of their unanimous recommendations, the special committee and the board each reviewed and adopted the analyses, findings and opinion of the special committee's financial advisor, Morgan Stanley. Morgan Stanley delivered its opinion that, as of October 13, 2000, and subject to and based on the various considerations set forth in its opinion the cash consideration to be paid pursuant to the merger agreement was fair from a financial point of view to the holders of Convergent common stock.

    The special committee is unaware of any developments since its meeting on October 13, 2000, that would affect its determination that the merger agreement, our offer, the merger and the transactions contemplated by the merger agreement are fair to, advisable and in the best interests of, Convergent's stockholders. Based on the foregoing, the board also determined that the merger agreement, our offer, the merger and the transactions contemplated thereby are fair to, and in the best interests of, Convergent's stockholders.

    The material factors that the special committee evaluated in connection with our offer and the merger are described below. Except as noted below, the special committee considered each of the following factors to be positive factors supporting its determination that the merger agreement, our offer, the merger and the transactions contemplated thereby are fair to, and in the best interests of, Convergent's stockholders.

    - Morgan Stanley's oral opinion was delivered to the special committee on October 13, 2000, that, subject to and based upon the various considerations set forth in its opinion, the cash consideration of $8.00 per share of Convergent common stock to be received by the Convergent stockholders in our offer and the merger pursuant to the merger agreement was fair to such holders from a financial point of view. The full text of Morgan Stanley's written opinion sets forth the assumptions made, the matters considered and the limitations on the review undertaken in connection with the opinion, and is attached to this document as Annex A and is incorporated herein by reference. Convergent's stockholders are urged to and should read the Morgan Stanley opinion in its entirety, a copy of which is attached to this document as Annex A. See "Special Factors--Reports, Opinions, Appraisals and Negotiations."

    - The special committee considered the possibility that we would withdraw our bid if our proposal was used to attempt to generate higher bids from third parties and, based on advice from Morgan Stanley, the special committee determined that, despite the fact that no auction had been concluded, the $8.00 price per share to be paid by us in our offer and the merger likely exceeds the consideration that holders of Convergent's common stock could reasonably expect to receive in a transaction with another party.

    - In addition, through the negotiation of the merger agreement the special committee was able to reduce significantly the amount of the break-up fee and the expenses associated with certain terminations of the merger agreement, as well as eliminate the restrictions on solicitation of competing bids, which the special committee believes would facilitate the creation of competing bids. The special committee noted that members of Convergent's management believed that Convergent's August 2000 initial public offering had not been as successful as originally hoped, and that the recent decline of stock values in the technology, consulting and systems integration industries, and the decline in Convergent's stock price in particular, made access to the public markets as a source of capital less attractive to Convergent and that Convergent would likely have better access to the capital necessary to fund its growth as a private company if it were controlled by a party such as STC, with better access to public and private capital.

    - Specifically, the special committee believes that the termination fee and expense reimbursement obligations would not have the effect of unreasonably discouraging competing bids and, subject to the satisfaction of specified conditions set forth in the merger agreement, the board is permitted to withdraw or modify its recommendation to the stockholders regarding the merger and enter into an agreement with respect to a more favorable transaction with a third party, should such a "Superior Proposal" become available prior to the consummation of the offer. In addition, Convergent indicated in its press release announcing the merger agreement's execution that Convergent may respond to unsolicited proposals from alternative bidders. See "The Tender Offer--Merger Agreement; Subscription and Contribution Agreement; Tender and Voting Agreement; Voting Agreement; Exclusivity Agreement; Nondisclosure Agreement; Employment Agreements."

    - Based in part on the declining price of Convergent's common stock, the negative change on the systems integration and internet consulting industries in general, and advice from Morgan Stanley that, despite the fact that no auction had been conducted and based upon Morgan Stanley's experience, the group of potential bidders for Convergent was relatively small, the special committee believed that it was unlikely that another bidder would make a definitive proposal that would result in a transaction which would provide greater value to Convergent's stockholders. This belief has now been reinforced by the fact that no other party has come forward to express interest in an acquisition of Convergent since the execution of the merger agreement and the issuance of Convergent's press release announcing the transaction.

    - The merger agreement requires that there have been tendered and not withdrawn that number of shares which, when taken together with the shares beneficially owned by STC, our Parent and us (including the shares to be contributed to our Parent pursuant to the subscription and contribution agreement), constitute at least a majority of the shares of common stock outstanding on a fully diluted basis. The special committee also considered the support of affiliates of InSight Capital Partners of the tender offer at the board meeting of October 13, 2000, as well as the fact that the Goldman Sachs affiliated venture funds and Cinergy had agreed to tender their shares in the offer pursuant to the tender and voting agreement and, therefore, were supportive of the offer.

    - On October 13, 2000, prior to the announcement of the merger agreement, Convergent's common stock on the Nasdaq National Market closed at $4.72 per share and, therefore, the $8.00 per share price to be paid pursuant to our offer represented approximately a 69% premium. Morgan Stanley also informed the board that the $8.00 per share to be received by the stockholders in our offer and the merger represented premiums ranging from approximately 14% to 69% when compared to Convergent's stock price over specified pre-announcement trading periods.

    - The merger agreement does not condition our obligations to consummate the merger on our or our Parent's ability to obtain financing for the merger. Each of STC, our Parent and us has represented in the merger agreement that one of such entities will have available funds sufficient to purchase all of the outstanding shares of Convergent on a fully diluted basis at our offer price and to pay all fees and expenses of our Parent and us in connection with the transactions contemplated by the merger agreement.

    - If the merger is consummated, stockholders who have not tendered their shares may have the right under Delaware law to dissent from the merger and demand appraisal of, and to receive payment in cash equal to the fair value of, their shares. Stockholders who perfect appraisal rights by complying with the procedures set forth in Section 262 of the Delaware General Corporation Law will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of the shares. The fair value of the shares will be determined as exclusive of any element of value arising from the accomplishment or expectation of the merger. In addition, dissenting stockholders may be entitled to receive payment of a fair rate of interest on the amount determined to be the fair value of their shares, interest will be computed from the date Convergent is obligated to pay the award to the dissenting stockholders through the date of payment.

    Potentially negative factors considered by the special committee were as follows:

    - The special committee considered that our Parent has given members of Convergent's management an opportunity to contribute their equity investments in Convergent for an investment in our Parent. As a result, the members of Convergent's management will own shares of our Parent. The special committee considered that the contribution of a substantial portion of current equity investment in Convergent would indicate a level of confidence in Convergent's prospects that might be inconsistent with the special committee's assessment of the risks associated with Convergent's future.

    - The special committee considered that, under the merger agreement, members of Convergent's management would continue as officers of the surviving corporation and that their existing options of Convergent would be converted on a one-for-one basis for options of our Parent. In the board's first meeting on October 13, 2000, it was reported that management would enter into amended employment agreements with Convergent. Those employment agreements contain new benefits to management, including stock repurchase agreements, options to purchase shares in our Parent at a per share price of $8.00, severance benefits, and, in Mr. Montgomery's case, a $500,000 payment for termination of his prior employment agreement and the discretion to allocate no less than 25% of any over-allotment options in connection with any future underwritten public offering of shares of our Parent's common stock.

    In view of the variety of factors considered in connection with its evaluation of the merger agreement, the special committee found it impracticable to, and did not, quantify, rank or otherwise assign relative weights to the factors considered or determine that any factor was of particular importance in reaching its determination that the merger is fair to, advisable and in the best interests of, the public stockholders of Convergent. Rather, the special committee viewed its recommendations as being based upon its judgment, in light of the totality of the information presented and considered, of the overall effect of the merger and the transactions contemplated by the merger agreement on the stockholders compared to any alternative transaction and the likely effect of rejecting the merger proposal. In arriving at its determination that our offer, the merger, the merger agreement and the transactions contemplated thereby were fair to, advisable and in the best interests of, Convergent and all of its stockholders, the special committee did not consider the net book value, the liquidation value or the going concern value of Convergent, as the special committee did not deem these factors relevant to its determination.

    FAIRNESS OF THE TRANSACTION AND RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS OF CONVERGENT. The special committee believes that the procedure that was followed in determining the purchase price to be paid to the stockholders of Convergent was fair to, and in the best interests of, all stockholders of Convergent. Convergent's five-person board (of which two individuals are members of management), appointed as members of the special committee the three non-employee directors and granted the special committee exclusive authority on behalf of the board to review, evaluate and negotiate the proposed transactions. The merger agreement negotiated by the special committee and its financial and legal advisors contains provisions which enable Convergent's board of directors to withdraw or modify its recommendation to Convergent's stockholders regarding our offer and the merger and to enter into an agreement with respect to a more favorable transaction with a third party. The merger agreement also contains provisions (without which the special committee believes we would not have entered into the merger agreement) imposing upon Convergent termination fee and expense reimbursement obligations that, in the view of the special committee, are reasonable and would not have the effect of unreasonably discouraging competing bids.

    Although the merger agreement requires Convergent to notify our Parent of the existence of any proposal, discussion, negotiation or inquiry which could reasonably be expected to lead to a superior proposal, Convergent is not prohibited from entering into negotiations with other perspective buyers. In addition, Convergent's stockholders may decide not to tender their shares in our offer and dissent from the merger and be paid cash for the fair value of their shares under Delaware law. The merger is structured to require the tender of that number of shares which, when taken together with the shares, if any, beneficially owned by our Parent, represent more than a majority of the outstanding shares of Convergent's common stock on a fully diluted basis. The special committee believes, as of the date of this offer and for this and the reasons set forth below, that the merger is procedurally fair to the Convergent's stockholders.

    The special committee believes that the merger is procedurally and substantively fair to all of Convergent's stockholders because (1) the special committee (comprised of directors who are not members of management) was authorized to review, evaluate and negotiate the proposed merger; (2) Morgan Stanley, a financial advisor unaffiliated to STC, Parent or Purchaser, was retained to advise the special committee and render an opinion as to the fairness to the holders of Convergent common stock of the cash consideration to be received in our offer and the merger from a financial point of view; (3) the merger agreement allows the board to withdraw its recommendation to the holders of Convergent common stock and does not prohibit Convergent from entering into an alternative transaction; (4) the merger requires the tender by holders of Convergent common stock, which when taken together with the shares of Convergent's common stock, if any beneficially owned by us, our Parent and STC, represent more than a majority of the outstanding shares on a fully diluted basis; and (5) all of the non-employee directors approved the merger.

    The special committee unanimously determined that our offer, the merger, the merger agreement and the transactions contemplated thereby were fair to, advisable and in the best interests of, Convergent and all of its stockholders and recommended that Convergent's board of directors approve the merger agreement, our offer, the merger and the transactions contemplated by the merger agreement and that Convergent's board of directors recommend to the stockholders of Convergent to accept our offer, to tender their shares pursuant to our offer and to adopt the merger agreement. The board approved the merger agreement, our offer, the merger and the other transactions contemplated hereby late in the day on October 13, 2000, after the market had closed, and has confirmed, as of the date of this offer, that the merger is fair to, advisable and in the best interests of, all of the stockholders of Convergent.

    All of the directors of Convergent, other than the members of the special committee, may be considered to have an interest in our offer and the merger. Accordingly, the board based its determination that the terms of our offer are fair to the stockholders upon the conclusions of the special committee described above, the Morgan Stanley opinion and the other factors described above in the discussion of the reasons of the special committee.

4. THE POSITION OF CONVERGENT AND THE SENIOR MANAGEMENT AS TO THE FAIRNESS OF OUR OFFER AND THE MERGER.

    Rule 13e-3 of the Exchange Act governs "going-private" transactions by issuers and their affiliates. Accordingly, in compliance with Rule 13e-3, Convergent and the management investors who are filing persons hereto, whom we refer to as the senior management, may be required to consider the fairness of our offer and the merger to the public stockholders.

    Convergent and the senior management believe our offer and the merger to be substantively and procedurally fair to the public stockholders. Convergent and the senior management have considered the following factors:

    - The fact that the board of directors and the special committee of the board concluded that our offer and the merger are fair to, advisable and in the best interests of, Convergent.

    - The historical and projected financial performance of Convergent and its financial results.

    - The per share amount represents approximately a 69% premium over the closing price for the shares on October 13, 2000, the last full trading day prior to announcement of the $8.00 offer.

    - Our offer is an all cash offer for all of the outstanding shares and the public stockholders can accept or reject our offer.

    - The ability of public stockholders who do not tender their shares and object to the merger to obtain "fair value" for their shares if they exercise and perfect their appraisal rights under the Delaware General Corporation Law.

    - Our offer is not subject to a financing condition.

    - Our offer provides the public stockholders who are considering selling their shares with the opportunity to sell their shares at the per share amount without incurring the transaction costs typically associated with market sales.

    - The terms of the merger agreement were determined through arm's-length negotiations between the special committee and its legal and financial advisors, on the one hand, and representatives of us, our Parent and STC, on the other hand, and provide for our offer to allow public stockholders to receive payment for their shares on an accelerated basis. These terms were negotiated before we, our Parent or STC beneficially owned any shares.

    Convergent and the senior management have reviewed the factors considered by the special committee and Convergent's board of directors in support of its decision as described above, and had no basis to question their consideration of or reliance on these factors. In view of the variety of factors considered with their evaluation of our offer and the merger, both Convergent and the senior management found it impracticable to, and did not, quantify, rank or otherwise assign relative weights to the factors considered or determine that any factor was of particular importance in reaching their determination that our offer and the merger are fair to, advisable and in the best interests of the public stockholders of Convergent. Rather, Convergent and the senior management viewed their position as being based upon their judgement, in light of the totality of the information presented and considered, of the overall effect of the merger and the transactions contemplated by the merger agreement on the stockholders compared to any alternative transaction and the likely effect of rejecting the merger proposal.

5.  INTERESTS OF CERTAIN PERSONS IN OUR OFFER AND THE MERGER.

    In considering the recommendations of the board of directors of Convergent and the special committee with respect to the merger, you should be aware that Convergent's officers, directors and the management investors have interests in connection with our offer and the Merger which may present them with actual or potential conflicts of interest as described below. The special committee was aware of these interests and considered them among the other matters described below and in "Special Factors--Reasons and Recommendations of the Special Committee and the Board of Directors of Convergent; Fairness of the Transaction."

    The management investors together own approximately 29.7% of Convergent's shares and Cinergy owns approximately 4.5% of Convergent's shares on a fully diluted basis. The management investors and Cinergy entered into the subscription and contribution agreement pursuant to which they agreed to contribute to our Parent a number of their shares of Convergent common stock and options for shares of our Parent's common stock and to tender all remaining shares of Convergent common stock in our offer. The management investors and Cinergy also entered into a voting agreement with us, our Parent and STC pursuant to which they agreed to support our offer and the merger. See "The Tender Offer--Merger Agreement; Subscription and Contribution Agreement; Tender and Voting Agreement; Voting Agreement; Exclusivity Agreement; Nondisclosure Agreement; Employment Agreements." Upon execution of the merger agreement, several of the management investors entered into new employment agreements with Convergent which will replace their existing employment agreements with Convergent upon consummation of the merger. Our Parent and STC (with respect to portions of Convergent's obligations) are also parties to the new employment agreements.

    Glenn E. Montgomery, Jr. is Chairman, Chief Executive Officer and President of Convergent and owns 3,275,093 shares of Convergent common stock, representing approximately 7.5% of the issued and outstanding shares of Convergent's common stock. Mr. Montgomery entered into the subscription and contribution agreement pursuant to which he will contribute to our Parent 2,610,074 of such shares for an equal amount of our Parent's common stock. Mr. Montgomery also agreed to tender in our offer 655,019 shares of Convergent common stock owned by him.
Mr. Montgomery also entered into the voting agreement pursuant to which, as a stockholder, he agreed to support our offer and the merger. Mr. Montgomery will continue as a director and as a member of management in the surviving corporation pursuant to a new employment agreement which will take effect upon consummation of the merger and provide for severance payments, stock repurchase rights and non-compete periods. See "The Tender Offer--Merger Agreement; Subscription and Contribution Agreement; Tender and Voting Agreement; Voting Agreement; Exclusivity Agreement; Nondisclosure Agreement; Employment Agreements."

    Larry J. Engelken is the Executive Vice President of Strategic Accounts and Secretary of Convergent and beneficially owns 2,776,078 shares of Convergent common stock, representing approximately 6.4% of the issued and outstanding shares of Convergent's common stock. Mr. Engelken entered into the subscription and contribution agreement pursuant to which he will contribute to our Parent all but 10,000 of such shares for an equal amount of our Parent's common stock. Mr. Engelken agreed to tender the remaining 10,000 shares in our offer. Mr. Engelken also entered into the voting agreement pursuant to which, as a stockholder, he agreed to support our offer and the merger. Mr. Engelken will continue as a member of management in the surviving corporation pursuant to a new employment agreement which will take effect upon consummation of the merger and provide for severance payments, stock repurchase rights and non-compete periods. See "The Tender Offer--Merger Agreement; Subscription and Contribution Agreement; Tender and Voting Agreement; Voting Agreement; Exclusivity Agreement; Nondisclosure Agreement; Employment Agreements."

    Scott M. Schley is the Executive Vice President of Finance and a director of Convergent and owns 847,427 shares of Convergent common stock, representing approximately 2.0% of the issued and outstanding shares of Convergent's common stock. Mr. Schley entered into the subscription and contribution agreement pursuant to which he will contribute to our Parent 787,427 of such shares for an equal amount of our Parent's common stock. Mr. Schley agreed to tender 60,000 shares of Convergent common stock owned by him in our offer. Mr. Schley also entered into the voting agreement pursuant to which, as a stockholder, he agreed to support our offer and the merger. Mr. Schley will continue as a member of management in the surviving corporation pursuant to a new employment agreement which will take effect upon consummation of the merger and provide for severance payments, stock repurchase rights and non-compete periods. See "The Tender Offer--Merger Agreement; Subscription and Contribution Agreement; Tender and Voting Agreement; Voting Agreement; Exclusivity Agreement; Nondisclosure Agreement; Employment Agreements."

    Andrea S. Maizes is the Executive Vice President of Resource Management of Convergent and owns, or has options to acquire, an aggregate of 250,000 shares of Convergent common stock, representing less than 1% of the issued and outstanding shares of Convergent's common stock. This does not include 125,874 options that will expire upon consummation of the tender offer and merger.
Ms. Maizes entered into the subscription and contribution agreement pursuant to which she will contribute to our Parent all of such options or shares for an equal amount of our Parent's options and common stock. Ms. Maizes also entered into the voting agreement pursuant to which she agreed to support our offer and the merger. Ms. Maizes will continue as a member of management in the surviving corporation pursuant to a new employment agreement which will take effect upon consummation of the merger and provide for severance payments, stock repurchase rights and non-compete periods. See "The Tender Offer--Merger Agreement; Subscription and Contribution Agreement; Tender and Voting Agreement; Voting Agreement; Exclusivity Agreement; Nondisclosure Agreement; Employment Agreements."

    Bryan R. Mileger is the Chief Financial Officer, Treasurer and Assistant Secretary of Convergent and owns, or has options to acquire, an aggregate of 250,001 shares of Convergent common stock, representing less than 1% of the issued and outstanding shares of Convergent's common stock. Mr. Mileger entered into the subscription and contribution agreement pursuant to which he will contribute to our Parent all of such options or shares for an equal amount of our Parent's options and common stock. Mr. Mileger also entered into the voting agreement pursuant to which he agreed to support our offer and the merger.
Mr. Mileger will continue as a member of management in the surviving corporation pursuant to a new employment agreement which will take effect upon consummation of the merger and provide for severance payments, stock repurchase rights and non-compete periods. See "The Tender Offer--Merger Agreement; Subscription and Contribution Agreement; Tender and Voting Agreement; Voting Agreement; Exclusivity Agreement; Nondisclosure Agreement; Employment Agreements."

    David J. Rubinstein is the Executive Vice President of Global Delivery of Convergent and owns, or has options to acquire, an aggregate of 249,950 shares of Convergent common stock, representing less than 1% of the issued and outstanding shares of Convergent's common stock. This does not include 125,874 options that will expire upon consummation of the tender offer and merger. Mr. Rubinstein entered into the subscription and contribution agreement pursuant to which he will contribute to our Parent 204,950 options or shares for an equal amount of our Parent's options and common stock. Mr. Rubinstein agreed to tender 45,000 shares of Convergent common stock owned by him in our offer. Mr. Rubinstein also entered into the voting agreement pursuant to which he agreed to support our offer and the merger. Mr. Rubinstein will continue as a member of management in the surviving corporation pursuant to a new employment agreement which will take effect upon consummation of the merger and provide for severance payments, stock repurchase rights and non-compete periods. See "The Tender Offer--Merger Agreement; Subscription and Contribution Agreement; Tender and Voting Agreement; Voting Agreement; Exclusivity Agreement; Nondisclosure Agreement; Employment Agreements."

    OPTIONS. Following the merger, our Parent intends to grant to some of the management investors options to purchase approximately 2,525,000 shares of our Parent's common stock. The shares issuable on exercise of the new options will represent less than one percent of the shares of our Parent's common stock on a fully diluted basis immediately after the merger. The exercise price of the new options will be $8.00 per share.

    The merger agreement requires Convergent, and after the merger, the surviving corporation, to provide indemnification, to the fullest extent permitted by applicable law, to the current and former officers, directors, fiduciaries, and agents of Convergent and its subsidiaries against liabilities (including reasonable attorneys' fees) arising out of actions or omissions occurring at or arising prior to the Effective Time of the merger. The surviving corporation is required to provide officers' and directors' liability insurance covering Convergent's officers and directors who are currently covered by Convergent's officers' and directors' insurance for a period of six years, provided it is not required to expend annually more than 200% of the current cost of such coverage. For a more detailed discussion of the indemnification and insurance provisions of the merger agreement, see "The Tender Offer--Merger Agreement; Subscription and Contribution Agreement; Tender and Voting Agreement; Voting Agreement; Exclusivity Agreement; Nondisclosure Agreement; Employment Agreements."

    TRANSACTIONS WITH GLENN MONTGOMERY. On August 13, 1999, Convergent extended a $2,000,000 loan to Glenn E. Montgomery, Jr., evidenced by a promissory note. The interest rate on the loan is 5.9% per annum, and Mr. Montgomery is required to make payments of principal and interest to Convergent in four equal installments of $652,685.27 on or before each of July 1, 2003, January 1, 2004, July 1, 2004 and August 13, 2004. Mr. Montgomery may prepay the outstanding principal and accrued interest on the loan at any time without penalty.
Mr. Montgomery will repay this loan pursuant to the terms of his new employment agreement upon the consummation of the merger.

    The loan to Mr. Montgomery is non-recourse. To secure the loan, Mr. Montgomery executed a stock pledge agreement whereby he pledged to Convergent all shares of the common stock of Convergent then owned by him. In addition, Mr. Montgomery's obligations under the promissory note were initially guaranteed on a non-recourse basis by GMJM Stock Partnership, Ltd. ("GMJM"). GMJM's obligations under the guaranty are secured by a pledge to Convergent of all shares of the common stock owned by GMJM. The GMJM guaranty and pledge were released in January 2000 in connection with the sale of the shares owned by GMJM. In connection with the release of the GMJM guaranty and pledge, Mr. Montgomery pledged additional shares of Convergent's common stock that he acquired subsequent to the date of his original pledge.

    Between January 15, 2000 and February 14, 2000, Mr. Montgomery sold 755,420 shares of preferred and common stock in private transactions to three separate investor groups. Total aggregate consideration for the transactions amounted to approximately $6.0 million, or approximately $8.00 per share.

    1999/2000 ISSUANCE OF RESTRICTED STOCK TO CERTAIN DIRECTORS.  On
October 29, 1999 Convergent issued 377,710 shares of common stock each to Robert Sharpe and John W. Blend III, members of its board of directors. The shares were subject to vesting at the rate of 47,213.5 shares per calendar quarter, effective on the last day of such quarter, commencing September 30, 1999, as well as forfeiture in the event that Mr. Sharpe or Mr. Blend's service as a director terminated. In connection with the tender offer, the board resolved on October 13, 2000 to accelerate the vesting of these shares and waive restrictions on transfer contained in the restricted stock agreements whereby the shares were issued to Mr. Sharpe and Mr. Blend.

    THE 1999 RECAPITALIZATION. The following information was provided to us by Convergent.

    On August 13, 1999, Convergent consummated a recapitalization pursuant to an agreement among Convergent, a number of its then existing stockholders and investors led by InSight, including UBS Capital II LLC and the Goldman Sachs managed venture funds. In connection with the recapitalization, these investors acquired approximately a 63% controlling interest in Convergent through the purchase of shares of a new series of Convergent's voting convertible participating preferred stock for a total purchase price of approximately
$45.5 million. As a part of the recapitalization:

    - Convergent entered into a $25.0 million revolving line of credit with Fleet National Bank, of which $22.0 million was borrowed in order to finance the recapitalization;

    - all shares of Convergent's then outstanding preferred stock and all shares of common stock owned by Convergent's two largest non-employee stockholders were purchased for a total purchase price of approximately $44.3 million;

    - Convergent's employee stockholders, including several management investors, received cash payments totaling $11.8 million for the sale of a portion of their equity interest in Convergent;

    - Convergent made cash payments totaling approximately $5.4 million to members of Convergent's senior mangement in connection with the termination of their then effective employment agreements, as finance fees in connection with the recapitalization and to satisfy deferred compensation obligations to those members of senior management;

    - Convergent issued 10,516,424 shares of common stock and options to purchase 694,506 shares of its common stock at an exercise price of $0.092 per share, to employees, including several management investors, in consideration for their continued employment with Convergent; and

    - Convergent loaned $2.0 million to Glenn Montgomery.

    Under the recapitalization agreement, Convergent agreed to indemnify the investors, in the form of cash, additional shares of its stock, or a combination of both, for breaches of representations, warranties and covenants Convergent made to them in connection with their purchase of its capital stock (including representations and warranties regarding Convergent's financial condition, its liabilites and its client contracts), up to a maximum of $1.5 million in cash and $3.0 million in preferred stock, valued at $1.08 per share. The majority of the representations and warranties under the recapitalization agreement survive for one year. The obligation to indemnify the investors against environmental claims remains in effect until the seventh anniversary of the closing of the recapitalization. The obligations to indemnify the investors against tax-related and ERISA claims remain in effect until the expiration of all applicable statutes of limitation. The obligation to indemnify the investors against claims made in connection with certain representations and warranties relating to certain fundamental corporate matters, such as Convergent's organization, its subsidiaries, its outstanding stock and corporate approvals, remains in effect indefinitely. Also in connection with the recapitalization, Convergent's continuing stockholders agreed to elect two designees of the investors (John W. Blend III and Jerry Murdock) to serve on the board of directors. This obligation to elect the designees of the investors terminated upon Convergent's initial public offering.

    POST-MERGER OWNERSHIP OF PARENT. It is anticipated that immediately following the merger the following individuals and entities will beneficially own the number of shares of our Parent's common stock shown in the following table, which shares will represent all of the outstanding shares of Parent stock.(1)

                                                              NUMBER OF PARENT SHARES
NAME OF BENEFICIAL OWNER                                         BENEFICIALLY OWNED
------------------------                                      ------------------------
Schlumberger Technology Corp.(2)(3).........................         33,879,012
Larry J. Engelken(4)........................................          2,766,078
Glenn E. Montgomery, Jr.....................................          2,610,074
Cinergy Ventures, LLC.......................................          1,083,280
Scott M. Schley.............................................            787,427
Bryan R. Mileger............................................            250,001
Andrea S. Maizes............................................            250,000
David J. Rubinstein.........................................            204,950
Other management investors..................................          6,679,507
  Total.....................................................         48,510,329
                                                                     ==========

------------------------

1 Excludes options to purchase our Parent's common stock to be granted under the stock option plan to be adopted by our Parent.

2 STC currently owns the sole share of our Parent's common stock issued and outstanding.

3 Assumes that all outstanding options of Convergent are exercised prior to the completion of our offer.

4 Includes 1,004,915 shares held by Mr. Engelken; 1,108,993 shares held by his wife, Holly S. Storm-Engelken; 108,695 shares held by each of the Devin Alexander Engelken 1999 Trust, the Dustin Thomas Engelken 1999 Trust, the Amanda Jane Engelken 1999 Trust, the Andrea Susan Engelken 1999 Trust, the Michael Alan Storm 1999 Trust and the Lori Sue Storm 1999 Trust.

6.  REPORTS, OPINIONS, APPRAISALS AND NEGOTIATIONS.

    The following information (other than the information concerning us, our Parent and STC) has been provided to us by Convergent:

    PURSUANT TO AN ENGAGEMENT LETTER DATED SEPTEMBER 15, 2000, CONVERGENT RETAINED MORGAN STANLEY TO PROVIDE IT WITH FINANCIAL ADVISORY SERVICES IN CONNECTION WITH A POSSIBLE STRATEGIC BUSINESS COMBINATION WITH STC. MORGAN STANLEY WAS SELECTED TO ACT AS THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR BASED ON MORGAN STANLEY'S QUALIFICATIONS, EXPERTISE AND REPUTATION, AND ITS KNOWLEDGE OF THE BUSINESS AND AFFAIRS OF CONVERGENT. AT THE MEETING OF THE SPECIAL COMMITTEE ON OCTOBER 13, 2000, MORGAN STANLEY DELIVERED AN ORAL OPINION, SUBSEQUENTLY CONFIRMED IN WRITING, TO THE EFFECT THAT, AS OF OCTOBER 13, 2000, AND SUBJECT TO AND BASED UPON THE VARIOUS CONSIDERATIONS SET FORTH IN ITS OPINION, THE CASH CONSIDERATION TO BE RECEIVED BY CONVERGENT STOCKHOLDERS IN OUR OFFER AND THE MERGER PURSUANT TO THE MERGER AGREEMENT WAS FAIR, FROM A FINANCIAL POINT OF VIEW, TO THOSE HOLDERS.

    PLEASE NOTE THAT THE MORGAN STANLEY OPINION SPEAKS AS OF THE DATE IT WAS ISSUED AND THE OCTOBER 13, 2000 OPINION WILL NOT BE UPDATED.

    THE FULL TEXT OF THE WRITTEN OPINION OF MORGAN STANLEY, DATED OCTOBER 13, 2000, IS ATTACHED AS ANNEX A TO THIS DOCUMENT AND SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION. CONVERGENT'S STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION, DATED OCTOBER 13, 2000, WAS DIRECTED TO THE SPECIAL COMMITTEE AND ADDRESSED ONLY THE FAIRNESS OF THE CASH CONSIDERATION TO BE RECEIVED BY CONVERGENT STOCKHOLDERS PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE OPINION. IT DOES

NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY CONVERGENT STOCKHOLDER TO TAKE ANY SPECIFIC ACTION WITH RESPECT TO THE TENDER OFFER. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS OPINION.

    In connection with rendering its opinion, Morgan Stanley, among other things:

    - Reviewed certain publicly available financial statements and other information concerning Convergent;

    - Reviewed certain financial statements and other information concerning
      STC;

    - Reviewed certain internal financial statements and other financial and operating data concerning Convergent prepared by the management of Convergent;

    - Reviewed certain financial projections prepared by the management of Convergent, and certain publicly available financial projections of Convergent prepared by certain equity securities research analysts;

    - Discussed with senior executives of Convergent the past and current operations and financial condition and the prospects of Convergent;

    - Reviewed the reported prices and trading activity for certain Convergent's common stock;

    - Compared the financial performance of Convergent and the prices and trading activity of the Convergent's common stock with that of certain other publicly traded companies comparable with Convergent and its securities;

    - Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

    - Participated in certain discussions and negotiations among representatives of Convergent, STC and Parent;

    - Reviewed the merger agreement, the subscription and contribution agreement and related documents; and

    - Performed such other analyses and considered certain other factors as it deemed appropriate.

    Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Convergent. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Convergent, nor has it been furnished with any such appraisals.

    Morgan Stanley assumed that our offer and the merger will be consummated in accordance with the terms set forth in the merger agreement, and that the contribution will be consummated in accordance with the terms set forth in the subscription and contribution agreement. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion.

    The following is a brief summary of some of the analyses Morgan Stanley performed in connection with its opinion letter dated October 13, 2000 and subsequently reviewed with the special committee on October 13, 2000. Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

    MERGER CONSIDERATION ANALYSIS. Morgan Stanley reviewed the cash consideration to be received by Convergent stockholders in connection with our offer and the merger. As part of this analysis, Morgan

Stanley also calculated the premium the consideration implied to the closing price per share of the Convergent's common stock over various time periods ending on October 11, 2000. Based on the all-cash offer of $8 per share of Convergent's common stock, Morgan Stanley calculated the premium to be 65% relative to the price of shares of Convergent's common stock as of October 11, 2000. Additionally, relative to the average closing price of shares of Convergent's common stock for the 5-trading day, 10-trading day and 30-trading day periods ending on October 11, 2000, respectively, Morgan Stanley calculated the premium to be 65%, 69% and 69%, respectively. Finally, relative to the average price from the August 1, 2000 initial public offering to October 11, 2000 and the price of the August 1, 2000 initial public offering, Morgan Stanley calculated the premium to be 42% and 14%, respectively.

PERIOD ENDING OCTOBER 11, 2000                               PRICE(1)   IMPLIED PREMIUM TO OFFER PRICE
-----------------------------------------------------------  --------   ------------------------------
October 11, 2000...........................................   $4.84                 65.16%
Prior 5 Days...............................................   $4.86                 64.74%
Prior 10 Days..............................................   $4.73                 69.31%
Prior 30 Days..............................................   $4.74                 68.77%
Since IPO (August 1, 2000).................................   $5.63                 42.06%
IPO Price (August 1, 2000).................................   $7.00                 14.29%

------------------------

(1) Averages except for October 11, 2000 Price and IPO Price

    COMPARABLE PUBLIC COMPANIES ANALYSIS Morgan Stanley reviewed and compared financial information, ratios and public market multiples relating to Convergent to corresponding financial data for comparable publicly traded technology services companies. Morgan Stanley selected these companies based upon Morgan Stanley's views as to the comparability of the financial and operating characteristics of these companies to Convergent.

    The companies included in the Convergent comparable public companies analysis were:

- Cambridge Technology
  Partners, Inc.                       - Razorfish, Inc.

- Diamond Technology Partners, Inc.    - Sapient Corporation

- iXL Enterprises, Inc.                - Scient Corporation, and

- Proxicom, Inc.                       - Viant Corporation

    Morgan Stanley then reviewed publicly available information to compare financial information and public market multiples of these comparable public companies to Convergent's public market multiples. The comparison included:

    - aggregate value to last twelve months' revenue;

    - aggregate value to 2000 estimated revenue;

    - aggregate value to 2001 estimated revenue;

    - stock price to 2001 estimated net income per share; and

    - stock price to the ratio of 2001 estimated net income per share to the estimated long term growth rate of earnings.

    The following table reflects the results of the analysis, as compared to the multiples for Convergent:

                                 PRICE TO EPS                      AGGREGATE VALUE TO REVENUE
                              -------------------   ---------------------------------------------------------
                                                          LAST
                                                         TWELVE                                                     2001E P/E
                                     2001E               MONTHS               2000                2001              TO GROWTH
                              -------------------   -----------------   -----------------   -----------------   -----------------
Range Derived from
  Comparable Companies......          22.5x-30.0x           2.3x-3.2x           1.6x-2.1x           1.1x-1.6x           0.5x-0.8x

Convergent..................                36.6x                2.8x                2.6x                1.9x                1.0x

    Applying a range of multiples derived from the comparable public companies analysis, Morgan Stanley calculated a range of implied equity values per share of Convergent with respect to Convergent's:

    - aggregate value to last twelve months revenue;

    - aggregate value to 2000 estimated revenue;

    - aggregate value to 2001 estimated revenue;

    - stock price to 2001 estimated net income per share; and

    - stock price to 2001 estimated net income per share to the estimated long term growth rate of earnings.

    Based on this analysis, Morgan Stanley derived a range of implied equity values per share of Convergent of $3.00 to $5.00.

    No company utilized in the comparable public companies analysis is identical to Convergent. Accordingly, an analysis of the results necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Convergent and other factors that could affect the public trading value of the companies to which Convergent is being compared. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Convergent, like the impact of competition on Convergent and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of Convergent or the industry or in the financial markets in general. Mathematical analysis, such as determining the mean, median or average, is not in itself a meaningful method of using comparable company data.

    PRECEDENT TRANSACTIONS ANALYSIS. Using publicly available information, Morgan Stanley considered 18 announced or completed transactions in the technology services industry comparable in respects to the tender offer and the merger which we refer to collectively as the precedent transactions. These precedent transactions included:

    - Diamond Technology Partners' acquisition of Cluster Consulting;

    - General Electric's acquisition of Smallworldwide;

    - CommerceOne's acquisition of AppNet;

    - Eltrax Systems' acquisition of Cereus Technology Partners;

    - Computer Sciences Corporation's acquisition of Policy Management Systems;

    - PSINet's acquisition of Metamor Worldwide;

    - Whittman-Hart's acquisition of USWeb/CKS;

    - iXL Enterprises' acquisition of Tessera Enterprise Systems;

    - Lucent Technologies' acquisition of International Network Services;

    - Razorfish's acquisition of I-Cube;

    - USWeb/CKS' acquisition of Mitchell Madison Group;

    - I-Cube's acquisition of Conduit;

    - AnswerThink Consulting Group's acquisition of Think New Ideas;

    - Welsh Carson Anderson & Stowe's acquisition of Banctec;

    - Iron Mountain, Inc.'s acquisition of Data Base, Inc.;

    - Computer Associates International Inc.'s acquisition of Computer Management Systems, Inc.;

    - Affiliated Computer Services' acquisition of BRC Holdings, Inc.; and

    - IAT Multimedia, Inc.'s acquisition of ATEC Group.

    Morgan Stanley then reviewed publicly available information to compare financial information and market statistics of the precedent transactions to the merger. The comparison included:

    - percentage premium to unaffected market price; and

    - aggregate value to last twelve month revenue

    The following table reflects the results of the analysis, as compared to the multiples for Convergent:

                                             % PREMIUM TO       AGGREGATE VALUE TO
                                              UNAFFECTED           LAST TWELVE
                                             MARKET PRICE         MONTH REVENUE
                                          -------------------   ------------------
Precedent Transactions..................             42-60              3.2x-5.1x

    Based on an analysis of the corresponding premium to unaffected market price and aggregate value to last twelve month revenue, Morgan Stanley calculated per share transaction values for Convergent ranging from $7.00 to $9.00.

    No transaction utilized as a comparison in the precedent transactions analysis is identical to the tender offer or the merger, and, accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Convergent and other factors that would affect the acquisition value of the companies to which it is being compared. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Convergent, such as the impact of competition on Convergent and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of Convergent or the industry or in the financial markets in general. Mathematical analysis, such as determining the mean or median, is not, in itself, a meaningful method of using precedent transactions data.

    In connection with the review of our offer and the merger by the special committee, Morgan Stanley performed a variety of financial and comparative analyses for purposes of delivering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Convergent.

    In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Convergent, us, our Parent and STC. Any estimates contained in Morgan Stanley's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by the estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness from a financial point of view of the cash consideration to be received by the Convergent stockholders pursuant to our offer and the merger agreement and were conducted in connection with the delivery of Morgan Stanley's opinion, dated October 13, 2000, to the special committee. The analyses do not purport to be appraisals or to reflect the prices at which the Convergent common stock might actually trade. The cash consideration pursuant to the merger agreement and other terms of the merger agreement were determined through arm's length negotiations between Convergent, us, our Parent and STC and were approved by the special committee. Morgan Stanley provided advice to Convergent during such negotiations; however, Morgan Stanley did not recommend any specific consideration to Convergent or that any specific consideration constituted the only appropriate consideration for the tender offer or the merger. In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving Convergent. Morgan Stanley's opinion was one of many factors taken into consideration by the special committee in making its decision to recommend the merger agreement and the transactions contemplated thereby to Convergent's board of directors. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the special committee with respect to value of Convergent or whether the special committee would have been willing to agree to different consideration.

    Morgan Stanley was retained as financial advisor to the special committee based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously involved in the valuation of business and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley's business, Morgan Stanley or its affiliates may from time to time hold or trade in the securities or indebtedness of Convergent or STC and its affiliates for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley or its affiliates and for the account of its customers, and, accordingly, may at any time hold long or short positions in these securities or indebtedness.

    Pursuant to the terms of the engagement letter, Morgan Stanley has provided advisory services in connection with the tender offer and the merger and Convergent has agreed to pay a customary fee in connection therewith. In addition, Convergent has also agreed to reimburse Morgan Stanley for its reasonable expenses incurred in performing its services and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including the fees of its legal counsel and certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

    The full text of Morgan Stanley's written presentation to the special committee on October 13, 2000 has been attached as an exhibit to the Schedule TO we filed with the Securities and Exchange Commission and we incorporated it by reference. In addition to Annex A to this document, Convergent will make Morgan Stanley's opinion letter available to any interested Convergent stockholder or a stockholder's representative who has been designated as an authorized representative in writing for inspection and copying at Convergent's principal executive offices.

                                THE TENDER OFFER

1.  TERMS OF OUR OFFER; EXPIRATION DATE.

    Upon the terms and subject to the conditions of our offer (including any terms and conditions of any extension or amendment), we will accept for payment and pay for all shares validly tendered (and not withdrawn in accordance with the procedures set forth in "The Tender Offer--Withdrawal Rights") on or prior to the "Expiration Date." The "Expiration Date" means 12:00 Midnight, New York City time, on Monday, November 27, 2000, unless and until we (subject to the terms and conditions of the merger agreement) extend the period during which our offer is open, in which case "Expiration Date" will mean the latest time and date at which our offer, as we have extended it, will expire.

    Our offer is subject to the conditions set forth in "The Tender Offer--Conditions of Our Offer," including the satisfaction of the Minimum Condition and the acquiring of material governmental approvals. Subject to the terms of the merger agreement, we expressly reserve the right to waive any condition to our offer in whole or in part, in our sole discretion, and also expressly reserve the right to increase the price per share payable in our offer and to make any other changes in the terms and conditions of our offer; but, without the written consent of Convergent, we will not amend or waive the Minimum Condition. We cannot legally waive material governmental approvals. We have also agreed that we will not decrease the number of shares sought in our offer, change the form of or decrease the amount of consideration to be paid, impose conditions to our offer in addition to those set forth in "The Tender Offer--Conditions of Our Offer," make any other change in our offer which is materially adverse to you or extend our offer (except as provided in the merger agreement).

    The merger agreement provides that we may, without the consent of Convergent, extend our offer beyond 12:00 Midnight, New York City time, on Monday November 27, 2000, if, on that date, any of the conditions to our offer, are not satisfied or waived, until that condition is satisfied or waived (except that the Minimum Condition may not be waived). We have agreed to extend our offer from time to time until March 31, 2001 if, and to the extent that, at the Expiration Date, the conditions to our offer have not been satisfied or waived. We may extend our offer after the acceptance of shares for a further period of time by means of a subsequent offering period under Rule 14d-11 under the Exchange Act, of not more than twenty business days to meet the objective that there be validly tendered and not withdrawn prior to the Expiration Date (as so extended) a number of shares which, together with shares then owned by us and our Parent, represents at least 90% of the outstanding shares. If, during an extension for this purpose, you have previously tendered your shares, you will not be able to withdraw your shares. Under no circumstances will interest be paid on the purchase price for tendered shares, whether or not our offer is extended.

    We will pay for all shares validly tendered and not withdrawn promptly following the acceptance of shares for payment pursuant to our offer. Subject to the rules of the Securities and Exchange Commission and the terms and conditions of our offer, we also expressly reserve the right to delay payment for shares in order to comply in whole or in part with applicable laws (any delay will be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or to return shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of our offer).

    We will, as promptly as practicable, make a public announcement of any extension, delay, termination, waiver or amendment. If we extend our offer, we will make the announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to you in a manner reasonably designed to inform you of changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to Business Wire.

    If we make a material change in the terms of our offer or the information concerning our offer, or if we waive a material condition of our offer, we will extend our offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. If, before the Expiration Date, we decide to increase the consideration being offered our offer, the increase in the offered consideration will be applicable to all stockholders whose shares are accepted for payment pursuant to our offer. If at the time notice of any increase in the offered consideration being is first published, sent or given, our offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that the notice is first so published, sent or given, our offer will be extended at least ten business days after that notice.

    For purposes of our offer, a "business day" means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are permitted by law, rule or regulation to be closed.

    Convergent has provided us mailing labels, security position listings and any available listing or computer file containing the names and addresses of all recordholders of the shares. This document and the related Letter of Transmittal will be mailed to the recordholders whose names appeared on Convergent's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of our offer (including, if our offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment all shares validly tendered (and not properly withdrawn in accordance with "The Tender Offer--Withdrawal Rights") prior to the Expiration Date promptly after the occurrence of the Expiration Date. Additionally, we will pay for all shares validly tendered and not withdrawn promptly following the acceptance of shares pursuant to our offer.

    In all cases, we will pay for shares tendered and accepted for payment pursuant to our offer only after timely receipt by our Depositary of (1) the stock certificates evidencing tendered shares or timely confirmation of a book-entry transfer of shares into our Depositary's account at The Depository Trust Company, or DTC, pursuant to the procedures set forth in "The Tender Offer--Procedures for Accepting Our Offer and Tendering Shares," (2) the Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), properly completed and duly executed, with any required signature guarantees or an Agent's Message, in connection with the book-entry transfer and (3) any other documents required by the Letter of Transmittal. An "Agent's Message" is a message, transmitted by DTC to, and received by, our Depositary and forming a part of the book-entry confirmation which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares that are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce the agreement against that participant.

    For purposes of our offer, we will be deemed to have purchased shares which have been validly tendered and not properly withdrawn if and when we give oral or written notice to our Depositary of our acceptance for payment of shares pursuant to our offer. Upon the terms and subject to the conditions of our offer, payment for the shares will be made by depositing the aggregate purchase price with our Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING PAYMENT.

    If we do not accept tendered shares for payment for any reason pursuant to the terms and conditions of our offer, or if stock certificates are submitted evidencing more shares than are tendered, the stock certificates evidencing unpurchased shares will be returned, without expense to the tendering stockholder (or, in the case of shares tendered by book-entry transfer into our Depositary's account at DTC pursuant to the procedure set forth in "The Tender Offer--Procedures for Accepting Our Offer and Tendering Shares," the shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of our offer.

    We reserve the right to assign, in our sole discretion, any or all of our rights, interests and obligations contained in the merger agreement to STC or to any direct or indirect wholly owned subsidiary of STC, but any assignment will not relieve us of our obligations under our offer and will in no way prejudice your rights to receive payment for shares validly tendered and accepted for payment pursuant to our offer.

    If you are a record owner of shares and tender directly to our Depositary, you will not be obligated to pay brokerage fees or commissions or, except as provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to our purchase of shares pursuant to our offer. Nonetheless, if you fail to complete and sign the Substitute Form W-9, which is included in the Letter of Transmittal, you may be subject to a required back-up U.S. federal income tax withholding of 31% of the gross proceeds payable to you. See "The Tender Offer--Material Federal Income Tax Consequences."

3.  PROCEDURES FOR ACCEPTING OUR OFFER AND TENDERING SHARES.

    In order for you to validly tender shares pursuant to our offer, the Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by our Depositary at one of its addresses set forth on the back cover of this document and either (1) the stock certificates evidencing tendered shares must be received by our Depositary at its address or the shares must be tendered pursuant to the procedure for book-entry transfer described below and a book-entry confirmation must be received by our Depositary (including an Agent's Message if you did not deliver a Letter of Transmittal), in each case prior to the Expiration Date, or (2) you must comply with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF STOCK CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY OUR DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERTY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. Our Depositary will establish an account with respect to the shares at DTC for purposes of our offer within two business days after the date of this document. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of shares by causing DTC to transfer shares into our Depositary's account at DTC in accordance with DTC's procedures. However, although delivery of shares may be effected through book-entry transfer at DTC, the Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by our Depositary at one of its addresses set forth on the back cover of this document prior to the Expiration Date, or you must comply with the guaranteed delivery procedure described below. Delivery of documents to DTC does not constitute delivery to our Depositary.

    SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as the term is defined in Rule 17Ad-15 under the Exchange Act, except in cases where shares are tendered (1) by a registered holder of shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (2) for the account of an eligible guarantor institution. If a stock certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a stock certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the stock certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the stock certificate, with the signature(s) on the stock certificate or stock powers guaranteed by an eligible guarantor institution. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If you desire to tender shares pursuant to our offer and the stock certificate(s) evidencing your shares are not immediately available or you cannot deliver your stock certificate(s) and all other required documents to our Depositary prior to the Expiration Date, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, your shares may still be tendered, provided that all the following conditions are satisfied:

    - the tender is made by or through an eligible guarantor institution;

    - a properly completed and duly executed Notice of Guaranteed Delivery is received prior to the Expiration Date by our Depositary; and

    - the stock certificate(s) (or a book-entry confirmation) evidencing all tendered shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by our Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery.

    You may deliver your Notice of Guaranteed Delivery by hand or mail or by facsimile transmission to our Depositary. Your Notice of Guaranteed Delivery must include a guarantee by an eligible guarantor institution in the form set forth in the Notice of Guaranteed Delivery.

    In all cases, we will pay for shares tendered and accepted pursuant to our offer only after timely receipt by our Depositary of the stock certificate(s) evidencing shares, or a book-entry confirmation of the delivery of shares, and the Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

    DETERMINATION OF VALIDITY. We will determine, in our sole discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares. Our determination will be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may be unlawful. We also reserve the absolute right to waive any condition of our offer to the extent permitted by applicable law and the merger agreement or any defect or irregularity in the tender of any shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. A TENDER OF SHARES WILL NOT HAVE BEEN VALIDLY MADE UNTIL ALL DEFECTS AND IRREGULARITIES HAVE BEEN CURED OR WAIVED. NEITHER WE, OUR PARENT, STC NOR ANY OF STC'S, OUR PARENT'S OR OUR RESPECTIVE AFFILIATES OR ASSIGNS, OUR DEALER MANAGER, OUR DEPOSITARY, OUR INFORMATION AGENT, OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY NOTIFICATION. Our interpretation of the terms and conditions of our offer (including the Letter of Transmittal and the instructions thereto) will be final and binding

    If you tender your shares pursuant to any of the procedures described above, it will constitute your acceptance of the terms and conditions of our offer, as well as your representation and warranty to us that (1) you have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all other shares or other securities issued or issuable in respect of your shares), and (2) when we accept your shares for payment, we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

    OUR ACCEPTANCE OF YOUR SHARES PURSUANT TO ANY OF THE PROCEDURES DESCRIBED ABOVE WILL CONSTITUTE A BINDING AGREEMENT BETWEEN YOU AND US UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF OUR OFFER.

    APPOINTMENT AS PROXY. By executing the Letter of Transmittal, you irrevocably appoint our designees as your agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to the shares you tender and we accept for payment (and with respect to any and all other shares or other securities issued or issuable on or after October 27, 2000). These powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered shares. The appointment will be effective when, and only to the extent that, we accept your shares for payment. Upon our acceptance for payment, all prior powers of attorney and proxies given by you with respect to your shares (and your other shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by you (and, if given or executed, will not be deemed to be effective). Our designees will, with respect to the shares for which the appointment is effective, be empowered to exercise all of your voting and other rights as they in their sole discretion may deem proper at any annual or special meeting of Convergent's stockholders or any adjournment or postponement of that meeting, by written consent in lieu of any meeting or otherwise. We reserve the right to require that, in order for shares to be deemed validly tendered, immediately upon our payment for the shares, we must be able to exercise full voting rights with respect to the shares (and the other shares and securities).

4.  WITHDRAWAL RIGHTS.

    Tenders of shares made pursuant to our offer are irrevocable except that tendered shares may be withdrawn at any time prior to the Expiration Date. If we extend our offer, are delayed in our acceptance for payment of shares or are unable to accept shares for payment pursuant to our offer for any reason, then, without prejudice to our rights under our offer, our Depositary may, nevertheless, on our behalf, retain tendered shares, and those shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any delay will be by an extension of our offer to the extent required by law.

    We may, without the consent of Convergent, extend our offer beyond 12:00 Midnight, New York City time, if, on the 60th day from the date of this document, any of the conditions to our offer, are not satisfied or waived, until that condition is satisfied or waived (except that the Minimum Condition may not be waived). We have agreed to extend our offer from time to time until March 31, 2001 if, and to the extent that, at the Expiration Date, the conditions to our offer have not been satisfied or waived.

    We may extend our offer after the acceptance of shares for a further period of time by means of a subsequent offering period under Rule 14d-11 under the Exchange Act, of not more than twenty business days to meet the objective that there be validly tendered and not withdrawn prior to the Expiration Date a number of shares which, together with shares then owned by our Parent and us, represents at least 90% of the outstanding shares. If, during an extension for this purpose, you have previously tendered your shares, you will not be able to withdraw your shares. Under no circumstances will interest be paid on the purchase price for tendered shares, whether or not our offer is extended.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by our Depositary at one of its addresses set forth on the back cover page of this document. Any notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered the shares. If stock certificates evidencing shares to be withdrawn have been delivered or otherwise identified to our Depositary, then, prior to the physical release of the stock certificates, the serial numbers shown on the stock certificates must be submitted to our Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution. If shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "The Tender Offer--Procedures for Accepting Our Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares.

    WE WILL DETERMINE, IN OUR SOLE DISCRETION, ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL. OUR DETERMINATION WILL BE FINAL AND BINDING. NEITHER WE, OUR PARENT, STC NOR ANY OF STC'S, OUR PARENT'S OR OUR RESPECTIVE AFFILIATES OR ASSIGNS, OUR DEALER MANAGER, OUR DEPOSITARY, OUR INFORMATION AGENT, OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE ANY NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY NOTIFICATION.

    Withdrawals of shares may not be rescinded. If you have properly withdrawn shares they will be deemed not to have been validly tendered for purposes of our offer. However, withdrawn shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "The Tender Offer--Procedures for Accepting Our Offer and Tendering Shares."

5.  MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

    The following is a summary of the principal U.S. federal income tax consequences of our offer and the merger to holders whose shares are purchased pursuant to our offer or whose shares are converted into the right to receive cash in the merger (whether upon receipt of the merger consideration or pursuant to the proper exercise of dissenter's rights). The discussion applies only to holders of shares in whose hands shares are capital assets, and may not apply to shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of shares who are not citizens or residents of the United States of America, who hold their shares as part of an integrated investment (including a "straddle"), who are subject to alternative minimum tax or who are subject to special rules, like financial institutions or insurance companies. The discussion also assumes that the "collapsible corporation" rules of the Internal Revenue Code do not apply to convert any gain to ordinary income.

    This tax discussion is included for general information purposes only and is based upon present law. Because individual circumstances may differ, you should consult your own tax advisor to determine the applicability of the rules discussed below to you and the particular tax effects of our offer and the merger, including the application and effect of other federal, state, local and other tax laws.

    The receipt of payment for shares accepted in our offer and the receipt of cash pursuant to the merger (whether as merger consideration or pursuant to the proper exercise of dissenter's rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the shares sold pursuant to our offer or converted to cash in the merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) sold pursuant to our offer or converted to cash in the merger. The gain or loss will be capital gain or loss. Individual holders generally will be subject to federal income tax on the net amount of the gain at a maximum rate of 20% if the holder's holding period for the shares exceeds 12 months. The deduction of capital losses is subject to limitations.

    Payments in connection with our offer or the merger may be subject to backup withholding at a 31% rate. Backup withholding generally applies if you (1) fail to properly furnish a social security number or taxpayer identification number, or (2) furnish an incorrect social security number or taxpayer identification number. Backup withholding is not an additional tax but merely an advance payment of tax, which may be refunded to the extent it results in an overpayment. Some persons, including corporations and financial institutions generally, are exempt from backup withholding. Penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. You should consult with your own tax advisor as to your qualifications for exemption from withholding and the procedure for obtaining such exemption.

6.  PRICE RANGE OF CONVERGENT'S COMMON STOCK.

    According to Convergent's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 and information supplied by Convergent, the Convergent shares were approved for listing on the Nasdaq National Market under the symbol "CVGP" on August 1, 2000. In August 2000, Convergent completed its initial public offering of 5,000,000 shares of its common stock at a price of $7.00 per share, for aggregate proceeds of approximately $34.7 million. The lead manager of that offering was Robertson Stephens Inc.

    According to the Convergent 10-Q, Convergent has never paid cash dividends on its common stock and intends to retain earnings for the growth and expansion of its business and not to declare or pay any cash dividends. Convergent agreed in the merger agreement that, without the prior written consent of us or our Parent, it will not declare, set aside or pay any dividend or other distribution on any shares of capital stock of Convergent.

    The following table sets forth the high and low sales prices per Convergent share on the Nasdaq National Market for the periods indicated, as reported in published financial sources.

CALENDAR YEAR                                               HIGH       LOW
-------------                                             --------   --------
2000:
  Third Quarter (from August 1, 2000)...................  $   7.25   $   4.19
  Fourth Quarter (through October 25, 2000).............  $   7.84   $   4.34

    On October 13, 2000, the last full day of trading prior to the public announcement of the execution of the merger agreement, the closing sale price per Convergent share on the Nasdaq National Market was $4.72. On October 25, 2000, the last full trading day before the printing of this Offer to Purchase, the closing sale price per share on the Nasdaq National Market was $7.84. YOU ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. POSSIBLE EFFECTS OF OUR OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION.

    POSSIBLE EFFECTS OF OUR OFFER ON THE MARKET FOR SHARES OF CONVERGENT. Our purchase of shares pursuant to our offer will reduce the number of shares that might otherwise trade publicly and will reduce the number of holders of shares, which could adversely affect the liquidity and market value of the remaining shares held by the public.

    NASDAQ LISTING. Depending upon the number of shares purchased pursuant to our offer, the Convergent common stock may no longer meet the standards for continued listing on the Nasdaq National Market. According to Nasdaq's published guidelines, the shares would not be eligible to be included for listing if, among other things, the number of shares that are not held directly or indirectly by any officer or director of Convergent and by any other person who is the beneficial owner of more than 10% of the total shares outstanding is less than 750,000, or the number of holders of shares falls below 400. If, as a result of the purchase of shares pursuant to our offer, the merger, the merger agreement or otherwise, the Convergent common stock no longer meet the requirements of the Nasdaq National Market for continued listing, the listing of the shares will be discontinued. If that happens, the market for the shares would be adversely affected. If the shares were no longer eligible for listing on the Nasdaq National Market, quotations might still be available from other sources. The extent of the public market for the shares and the availability of quotations would, however, depend upon the number of stockholders remaining at the time, the interest in maintaining a market in the shares on the part of securities firms, the possible termination of registration of the shares under the Exchange Act as described below and other factors. Assuming we acquire the requisite number of shares to effect a delisting of the shares, we intend to cause the delisting of the shares from Nasdaq following consummation of our offer.

    EXCHANGE ACT REGISTRATION. Convergent's common stock is currently registered under the Exchange Act. If Convergent has less than 300 record holders, Convergent may, upon application to the SEC, terminate that registration under the Exchange Act. The termination of the registration of Convergent's common stock under the Exchange Act would substantially reduce the information required to be furnished by Convergent to holders of shares and to the SEC and would make provisions of the Exchange Act, like the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to Convergent's common stock. In addition, once Convergent ceases to make its public filings, affiliates of Convergent and persons holding "restricted securities" of Convergent may have difficulty selling their shares pursuant to Rule 144 promulgated under the Securities Act. We currently intend to seek to cause Convergent to terminate the registration of the Convergent common stock under the Exchange Act as soon after consummation of our offer as the requirements for termination of registration are met.

    MARGIN REGULATIONS. Shares of Convergent's common stock are currently "margin securities," as defined under the rules of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on shares of Convergent common stock used as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following our offer it is possible that the shares might no longer constitute "margin securities" for purposes of the margin regulations of the Board of Governors of the Federal Reserve Board, with the effect that shares could no longer be used as collateral for loans made by brokers. In addition, if we terminate registration of the shares under the Exchange Act, the shares would no longer constitute "margin securities."

8.  INFORMATION CONCERNING CONVERGENT.

    Except as otherwise set forth in this document, all of the information concerning Convergent contained in this document, including financial information, has been furnished by Convergent or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither we, our Parent nor STC assume any responsibility for the accuracy or completeness of the information concerning Convergent furnished by Convergent or contained in those documents and records or for any failure by Convergent to disclose events which may have occurred or may affect the significance or accuracy of any of that information but which are unknown to us, our Parent or STC.

    GENERAL. Utility Graphics Consulting Corporation ("UGCC"), the predecessor to Convergent, was founded in 1985. In 1994, Convergent was incorporated and it immediately acquired all of the outstanding preferred and common stock of UGCC and of Graphic Data Systems Corporation, a global information systems software company. Convergent is a leading end-to-end business transformation provider for utilities and local government. Convergent engineers, builds and manages digital business solutions that allow utilities and government to transform their organizations into digital business enterprises where utility employees, contractors and customers can transact business on a real-time basis using the Internet. Convergent's unique offerings provide utilities with both the digital infrastructure and business solutions necessary to operate in the new digital economy, a market characterized by heightened competition and unprecedented, rapid change. Convergent combines existing and emerging digital technologies and proprietary solution models with acute subject matter expertise, focusing on mission critical solutions that help utilities and local government increase revenues, reduce costs, improve customer service, enhance service reliability, improve resource management and leverage information assets. Convergent has offices in Denver, Boston, London and Brisbane.

    Convergent's principal executive offices are located at 6399 South Fiddler's Green Circle, Suite 600, Greenwood Village, Colorado 80111, and its telephone number is (303) 741-8400.

DIRECTORS AND EXECUTIVE OFFICERS OF CONVERGENT GROUP CORPORATION.

    Set forth below are the name, business address and principal occupation or employment at the present time and, for the last five years, and the name, principal business and address of any corporation or other organization in which such employment is or was conducted, of each director and executive officer of Convergent Group Corporation.

    Unless otherwise noted, with respect to each of the executive officers of Convergent, the business address is 6399 South Fiddler's Green Circle, Suite 600, Greenwood Village, Colorado 80111. The telephone number of Convergent is
(303) 741-8400.

                 DIRECTORS AND EXECUTIVE OFFICERS OF CONVERGENT

    The executive officers and directors of Convergent as of October 13, 2000 are as follows:

NAME                                          AGE                     POSITION(S)
----                                        --------   ------------------------------------------
Glenn E. Montgomery, Jr...................     49      Chairman, Chief Executive Officer and
                                                       President

Scott M. Schley...........................     42      Executive Vice President, Finance and
                                                       Director

John A. Ramseur*..........................     60      Executive Vice President

Larry J. Engelken.........................     50      Executive Vice President, Strategic
                                                       Accounts and Secretary

Bryan R. Mileger..........................     40      Chief Financial Officer, Treasurer and
                                                       Assistant Secretary

Andrea S. Maizes..........................     39      Executive Vice President, Resource
                                                       Management

David J. Rubinstein.......................     40      Executive Vice President, Global Delivery

Robert Sharpe.............................     56      Director

Jerry Murdock.............................     41      Director

John W. Blend III.........................     54      Director

------------------------

* Mr. Ramseur is expected to retire from Convergent upon the consummation of the merger.

    GLENN E. MONTGOMERY, JR., a founding partner of Convergent, has been the Chairman of its Board of Directors and its President and Chief Executive Officer since 1994. He had been President and Chief Executive Officer of Convergent's predecessor, UGC Consulting, since 1985. Prior to joining UGC Consulting, he served from 1982 to 1985 as an executive consultant with Kellogg Corporation, an engineering management consulting firm. From 1977 to 1982, Mr. Montgomery served as a projects director with MSE Corporation, a consulting and engineering company, providing consulting, project planning, and management expertise to GIS and land-related information system projects. Mr. Montgomery holds both an M.S.E.S. degree in technology assessment from the School of Environmental Affairs and a B.A. in computer mapping and geography from Indiana University.

    SCOTT M. SCHLEY has been Executive Vice President of Finance of Convergent since February 2000 and a director since August 1999. From 1994 until August 2000 Mr. Schley served as Convergent's Treasurer, and from 1994 to February 2000 he served as Convergent's Chief Financial Officer. Prior to joining Convergent, he served as Chief Financial Officer and Executive Vice President of Operations for the John Madden Company, a commercial real estate developer, which he joined after spending five years with a national public accounting firm. He holds a B.S. in business administration and accounting from Colorado State University.

    JOHN A. RAMSEUR has been Executive Vice President of Convergent since 1998, and is responsible for the development and implementation of corporate growth, expansion and marketing strategies. Mr. Ramseur joined Convergent in 1989 to lead a long-term consulting assignment for IBM. He left in 1993 to become President of Smallworld, North America, a software company, and after their initial public offering in 1997 he returned to Convergent. He served as Chief Marketing Officer of Synercom Technology, a software company, from 1983 until their initial public offering in 1986. Prior to joining Synercom, Mr. Ramseur was President of Utility Data Corporation, a data services company.

    LARRY J. ENGELKEN, a founding partner of Convergent, has been Executive Vice President of Strategic Accounts since July 2000, and is responsible for the development and maintenance of certain of Convergent's primary accounts. From 1997 to July 2000, Mr. Engelken served as the Executive Vice President of Global Sales, and was responsible for executive leadership of Convergent's sales, account development and account management activities. Prior to founding Convergent in 1985, Mr. Engelken worked at two global engineering design and construction services firms, as well as being a Director and Executive Vice President of EGT, Inc., a data conversion services and GIS application software company. He is past president of the Geospatial Information & Technology Association (GITA). Mr. Engelken holds a B.S. degree in electrical engineering from Kansas State University.

    BRYAN R. MILEGER joined Convergent in January 2000 and has been Chief Financial Officer since February 2000. Prior to joining Convergent, he served as Director of Corporate Acquisitions and Alliances with Electronic Data Systems Corporation. Mr. Mileger has worked in various capacities with Electronic Data Systems during the past fifteen years, including in its Treasury Department.
Mr. Mileger holds an M.B.A. from Baylor University and a B.B.A. in accounting from Abilene Christian University.

    ANDREA S. MAIZES joined Convergent in November 1999 as Executive Vice President of Resource Management. Prior to joining Convergent, Ms. Maizes held several executive positions at Cambridge Technology Partners, including Director of Human Resources for the Customer Relationship Management and Interactive Solutions practices and National Director of North American Recruitment. Before joining Cambridge Technology Partners in 1995, Ms. Maizes served during 1994 as Director of Human Resources for the northeast management consulting practice of Ernst & Young. Prior to joining Ernst & Young, Ms. Maizes served from 1989 to 1993 as Director of Human Resources for the metropolitan New York tax practice of Arthur Anderson, LLP and from 1985 to 1989 as Director of Human Resources at the financial services center of Deloitte & Touche. Ms. Maizes holds a B.A. in Psychology from Clark University.

    DAVID J. RUBINSTEIN joined Convergent in December 1999 as Executive Vice President of Global Delivery. Prior to joining Convergent, Mr. Rubinstein served as the Vice President of Customer Management Systems at Cambridge Technology Partners. Prior to joining Cambridge Technology

Partners in 1997, Mr. Rubinstein was a Managing Director of BSG Alliance/IT, an information technology consulting company. Mr. Rubinstein was also a co-founder of Innovative Systems, Inc., a client/server integration company.
Mr. Rubinstein holds a B.S. in Management and Computer Science from Worcester Polytechnic Institute.

    ROBERT SHARPE has been a director of Convergent since May 1998. In 1999, he retired from Electronic Data Systems Corporation, where he served in various capacities from 1972 until his retirement, most recently as Corporate Vice President responsible for EDS' corporate global pursuit team. Prior to his position with the global pursuit team, Mr. Sharpe was in charge of North American and international business development for EDS. Mr. Sharpe was named Corporate Vice President in 1982, and during his tenure with EDS he also managed the Industrial Division, Finance and Industrial Group, General Motors Operations Group and Financial and Commercial Group. Mr. Sharpe has a B.S. in marketing and management from the University of Illinois.

    JERRY MURDOCK has been a director of Convergent since August, 1999. He co-founded InSight Capital Partners in 1995 and is a general partner of the firm. Mr. Murdock was formerly the managing general partner of the Aspen Technology Group, a consulting firm which he founded in 1987. He was a consultant to E.M. Warburg Pincus from 1989 to 1995. Mr. Murdock is a director of Quest Software, Click Commerce, Software Technology Corporation, WarrantyCheck.com, Ikano, Peace Computers and Planiesia. He graduated from San Diego State University with a B.A. in political science.

    JOHN W. BLEND III has been a director of Convergent since August 1999. He currently consults with InSight Capital Partners and serves on the boards of directors of a number of utility related technology companies. From 1985 to 1997, Mr. Blend served as President of Worldwide Sales and Marketing and Director for Indus International, an enterprise asset management solutions company. Mr. Blend has a B.A. in social sciences from Muhlenberg College.

    AVAILABLE INFORMATION. Convergent is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Convergent's directors and officers, their remuneration, stock options granted to them, the principal holders of Convergent's securities, any material interests of such persons in transactions with Convergent and other matters is required to be disclosed in proxy statements distributed to Convergent's stockholders and filed with the SEC. Those reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's office 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C., and also should be available for inspection and copying at the following regional offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, such as Convergent, who file electronically with the SEC. The address of that site is http://www.sec.gov.

9.  CONVERGENT PROJECTIONS.

    CERTAIN PROJECTIONS OF CONVERGENT. In the course of discussions giving rise to the merger agreement, representatives of Convergent furnished our representatives with certain business and financial information that was not publicly available, including certain financial projections for fiscal years 2000, 2001 and 2002. The non-public information provided by Convergent included projections developed over a period of time by Convergent of the future operating performance of Convergent. Convergent does not as a matter of course publicly disclose projections as to future revenues or earnings. Convergent's projections were prepared by management solely for Convergent's internal purposes and were not prepared for publication or with a view to complying with the published guidelines of the SEC regarding projections or with the American Institute of Certified Public Accountants guide for Prospective Financial Statements, and such information is being included in our Offer to Purchase solely because it was furnished to us in connection with the discussions giving rise to the merger agreement. The independent accountants of Convergent have neither examined nor compiled the financial information set forth below and, accordingly, do not express an opinion or any other form of assurance with respect thereto. The reports of such independent accountants incorporated by reference in our Offer to Purchase relate to the historical financial information of Convergent and do not extend to the following financial information and should not be read to do so.

                          CONVERGENT GROUP CORPORATION
                         SUMMARY FINANCIAL PROJECTIONS

$000S                                                 2000       2001       2002
-----                                               --------   --------   --------
Revenues..........................................   83,005    127,161    182,834
                                                     ------    -------    -------
Gross Profit......................................   34,105     55,261     81,597
                                                     ------    -------    -------
Operating Income..................................    1,346     11,555     24,069
                                                     ------    -------    -------
Net Profit........................................   (4,058)     5,249     13,029
                                                     ======    =======    =======

    The major assumptions made by Convergent with respect to Convergent's projections were as follows:

    - revenues increased by 24.6% from 1999 to 2000, 53.2% from 2000 to 2001, and 43.8% from 2001 to 2002;

    - overall gross margin was 36.2% in 1999, gross margins are expected to increase to 41.1% in 2000, 43.5% in 2001, and 44.6% in 2002;

    - operating margin was 10.9% in 1999 (excluding nonrecurring charges and stock compensation expense), operating margins are expected to drop to 1.6% in 2000, before increasing to 9.1% in 2001, and 13.2% in 2002;

    - net profit margins were -22.9% in 1999, and are expected to be -2.7% in 2000, 4.1% in 2001, and 7.1% in 2002; and

    - an effective tax rate of 39.0% was utilized.

    These projections are forward-looking statements. These forward-looking statements are based on Convergent's current expectations and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ significantly from those expressed or implied by the forward-looking statements are Convergent's dependence on a limited number of significant clients and the loss of any major client or the loss or reduction in scope of any significant project, unexpected project delays, project cancellations or the failure to obtain new projects and increased costs from any associated employee underutilization; the failure to maintain costs under Convergent's fixed-price contracts at or below the estimated levels; Convergent's reliance on a single subcontractor for its data conversion services and the failure of that subcontractor to perform services on a timely basis; the failure of Convergent's eBusiness transformation products and services to be accepted in the marketplace; the intense competition in Convergent's industry; technological change; damage to Convergent's reputation which could result from unexpected network interruptions, undetected errors or defects in Convergent's services, breaches of Convergent's network security or computer viruses or government audits; the risk that Convergent's utility and government clients will postpone or cancel projects if there is an economic downturn or if they are unable to comply with their regulatory requirements; demand for Convergent's services could decrease if the rate of deregulation in the utility industry slows; the imposition of new burdensome government regulations and legal uncertainties regarding the Internet which could increase Convergent's costs or limit its operations; the risk that Convergent's intellectual property and proprietary rights may not be fully protected; Convergent's inability to negotiate contracts which permit it to reuse its software codes and methodologies; the risk that Convergent will fail to manage and maintain its growth, including its international growth; Convergent's need to successfully develop awareness of its brand names; the risk that Convergent may be subject to employment-related claims relating to the hiring of new employees; the potential need for additional financing; as well as the other risk factors affecting Convergent detailed from time to time in the documents filed by Convergent with the Securities and Exchange Commission. Accordingly, there can be no assurance that Convergent's projections will be realized, and actual results may prove to be materially higher or lower than those contained in the projections. The inclusion of this information should not be regarded as an indication that we, Convergent or anyone else who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. None of us, Convergent or any of our respective representatives assumes any responsibility for the validity, reasonableness, or completeness of the projected financial information, and Convergent has made no representation to us regarding such information.

10. INFORMATION CONCERNING US, OUR PARENT AND STC.

    PURCHASER AND PARENT. We and our Parent are newly formed Delaware corporations. To date, we have engaged in no activities other than those incident to our formation and our offer and the merger. Our Parent is currently a wholly owned subsidiary of STC. Until immediately prior to the time that we will purchase shares pursuant to our offer, it is not anticipated that we will have any significant assets or liabilities or engage in activities other than those incident to our formation and capitalization and the transactions contemplated by our offer and the merger. Because we are newly formed and have minimal assets and capitalization, no meaningful financial information regarding us is available.

    STC. STC is a Texas corporation that is a United States wholly-owned subsidiary of Schlumberger Limited a worldwide leader in technical services. STC operates in the U.S. and is engaged either directly or indirectly, through wholly-owned subsidiaries, in three primary business segments: (1) oilfield services, which is organized into three product groups: reservoir evaluation, reservoir development, and reservoir management, that provide exploration and production services required during the life of an oil and gas reservoir to the petroleum industry; (2) resource management services, a solutions provider to electricity, gas and water resource industry clients, to design, install, operate and maintain resource measurement networks and services and (3) test and transactions services, which provides smart card-based solutions, semiconductor test, metrology and handling systems and services, and corporate IP (internet protocol) and network solutions to customers.

    DIRECTORS AND EXECUTIVE OFFICERS OF STC. The following table sets forth the name, and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of STC. With the exception of Pascal Panetta who is a citizen of France, each of these people is a citizen of the United States of America. The current business address of each person is in care of STC, 300 Schlumberger Drive, Sugarland, Texas 77478.

                                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME AND AGE                        AND MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                        ------------------------------------------------------
Arthur Lindenauer, 63..........  Mr. Lindenauer is the Chairman of STC and has served in such capacity since January 1999. He has been the Executive Vice
                                 President and Chief Financial Officer of Schlumberger
                                 Limited from 1980 until 1998 and the Chief Accounting
                                 Officer of Schlumberger from 1993 to 1998. From 1972 to 1980 he was an Audit Partner for Price Waterhouse and from 1974 to 1980 he was head of their Mergers & Acquisitions
                                 Department.
David S. Browning, 61..........  Mr. Browning is Vice President and Secretary of STC and has
                                 served in such capacities since 1996 and 1985, respectively.
                                 From 1975 to 1985 he served as Secretary and General Counsel of Schlumberger Limited. Prior to 1975 he was Legal Counsel
                                 of Schlumberger from 1970 to 1974. Prior to joining
                                 Schlumberger, he was an attorney at the Texas law firm of
                                 Fulbright & Jaworski from 1964 to 1970.
Pascal Panetta, 48.............  Mr. Panetta is Vice President of STC and has served in such capacity since March 2000. He is currently Vice
                                 President--Product Development for Reservoir Development.
                                 From 1993 to 1999 he was Vice President and General Manager
                                 of the Sugar Land Product Center and he has held several
                                 international assignments (France, Japan and Venezuela) in operations and product development. He joined Schlumberger in 1978.
Wayne Richards, 41.............  Mr. Richards is Vice President of STC and has served in such capacity since 1998. He is currently Geomarket Manager for
                                 U.S. Land. He has previously held various positions with
                                 STC, including Division Manager of NAM Wireline & Testing,
                                 Personnel Manager of NAM Wireline & Testing, and Marketing
                                 Manager of NAM Wireline & Testing. He joined STC in 1981.
Leonard Fuld, 48...............  Mr. Fuld is Vice President of STC and has served in such capacity since May 1989. He is currently Deputy Director of
                                 Taxes for Schlumberger Limited. He joined Schlumberger
                                 Limited in 1981. Prior to 1981, he was Tax Manager with
                                 Coopers & Lybrand in New York from 1974 to 1981.
Ron Reno, 44...................  Mr. Reno is Treasurer of STC and has served in such capacity since May 1999. He has been Assistant Treasurer for
                                 Schlumberger Limited from 1995 to May 1999. From 1981 to
                                 1995 he held several financial accounting positions in the
                                 U.S. and internationally (France and the Netherlands). Prior to joining Schlumberger, he worked for Dart & Kraft as an
                                 internal auditor.
Frank Sorgie, 53...............  Mr. Sorgie is the Controller of STC and has served in such capacity since 1995. He is currently Director of Financial
                                 Reporting of Schlumberger Limited. From 1983 to 1993 he
                                 served as Assistant Controller of Schlumberger Limited and from 1982 to 1983 he served as Director of External
                                 Reporting. Prior to joining Schlumberger, he was Senior
                                 Audit Manager for Price Waterhouse from 1979-1982.

    OUR AND OUR PARENT'S DIRECTORS AND EXECUTIVE OFFICERS. The following table sets forth the name, current business address, and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of our Parent and us, which are identical as of the date of this offering.

Mr. Chevallier is a citizen of France. The current business address of each person is in care of STC, 277 Park Avenue, New York, New York 10172.

                                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME AND AGE                        AND MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                        ------------------------------------------------------
Jean Chevallier, 53............  Mr. Chevallier is our sole director and officer and the sole director and officer of our Parent. Mr. Chevallier has been appointed as the President and Secretary of our Parent and for us. Mr. Chevallier also serves as the Vice President of
                                 Information Technology for Schlumberger Limited.
                                 Mr. Chevallier has been with Schlumberger since 1971 in
                                 various divisions both in the U.S. and internationally.

    Except as described in this document, neither we, our Parent nor STC nor, to the best of our, our Parent's and STC's knowledge, any of our, our Parent's or STC's directors or executive officers has during the last five years (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of such laws.

    CURRENT OWNERSHIP OF SHARES. We, our Parent and STC may be deemed to beneficially own, by virtue of the subscription and contribution agreement, voting agreement and the tender and voting agreement, 27,684,971 shares of Convergent common stock. Except as described in this document, neither we, our Parent nor STC nor, to the best of our, our Parent's and STC's knowledge, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of these listed persons has effected any transaction in the Convergent's common stock during the past 60 days. Please see "The Tender Offer--Merger Agreement; Subscription and Contribution Agreement; Tender and Voting Agreement; Voting Agreement; Exclusivity Agreement; Nondisclosure Agreement; Employment Agreements" for a description of the merger agreement, the subscription and contribution agreement, the tender and voting agreement and the voting agreement.

    PAST CONTACTS. Except as provided in the merger agreement, the subscription and contribution agreement, the tender and voting agreement and the voting agreement and as otherwise described in this document, neither we, our Parent nor STC nor, to the best of our, our Parent's and STC's knowledge, any of our, our Parent's or STC's directors or executive officers, has any agreement, arrangement, understanding, whether or not legally enforceable, with any other person with respect to any securities of Convergent, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

    Except as set forth in this document, neither we, our Parent nor STC nor, to the best of our, our Parent's and STC's knowledge, any of our, our Parent's or STC's directors or executive officers, has had any transaction with Convergent or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC.

    Except as described in this document, there have been no other negotiations, transactions or material contacts between us, our Parent, STC, or any of our, our Parent's or STC's subsidiaries or, to the best of our, our Parent's and STC's knowledge, any of our, our Parent's or STC's directors or executive officers, on the one hand, and Convergent or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of Convergent's securities, an election of Convergent's directors or a sale or other transfer of a material amount of assets of Convergent.

11. FINANCING OF OUR OFFER AND THE MERGER.

    We estimate the maximum total funds required to consummate our offer and the merger is approximately $276 million. We estimate our related fees and expenses to be approximately $4.0 million. See "The Tender Offer--Fees and Expenses." We will obtain all funds from STC. STC will provide the funds from its existing resources, and therefore, there are no financing conditions which must be met prior to our receipt of the necessary funds.

12.MERGER AGREEMENT; SUBSCRIPTION AND CONTRIBUTION AGREEMENT; TENDER AND VOTING
   AGREEMENT; VOTING AGREEMENT; EXCLUSIVITY AGREEMENT; NONDISCLOSURE AGREEMENT; EMPLOYMENT AGREEMENTS.

THE MERGER AGREEMENT.

    THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH WE INCORPORATE BY REFERENCE, AND HAS BEEN FILED AS AN EXHIBIT TO THE TENDER OFFER STATEMENT ON SCHEDULE TO (THE "SCHEDULE TO") FILED WITH THE SEC BY US AND OUR PARENT IN CONNECTION WITH OUR OFFER. THE MERGER AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN "THE TENDER OFFER--INFORMATION CONCERNING CONVERGENT" OR DOWNLOADED AT HTTP://WWW.SEC.GOV. DEFINED TERMS USED IN THIS DISCUSSION AND NOT DEFINED HAVE THE MEANINGS GIVEN TO THOSE TERMS IN THE MERGER AGREEMENT.

    OUR OFFER. The merger agreement provides for the commencement of our offer within ten business days after the execution and delivery of the merger agreement. Our obligation to accept for payment shares tendered pursuant to our offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in "The Tender Offer--Conditions of Our Offer." Subject to the applicable law and the terms and conditions of the merger agreement, we expressly reserve the right to waive any such condition in whole or in part, in our sole discretion, and also expressly reserve the right to increase the price per share payable in our offer and to make any other changes in the terms and conditions of our offer; except that, without the written consent of the special committee, we will not amend or waive the Minimum Condition, decrease the number of shares sought in our offer, change the form of or decrease the amount of consideration to be paid, impose conditions to our offer in addition to those set forth in "The Tender Offer--Conditions of Our Offer" or amend any other term in our offer which is materially adverse to Convergent's stockholders.

    THE MERGER. The merger agreement provides that, upon the terms and subject to the conditions in the merger agreement, and in accordance with Delaware law, we will be merged with and into Convergent. As a result of the merger, our separate corporate existence will cease and Convergent will continue as the surviving corporation and will become a wholly owned subsidiary of our Parent. Upon consummation of the merger, each issued and then outstanding share (other than shares held in the treasury of Convergent and any shares that are held by stockholders who have not voted in favor of the merger or consented thereto in writing and who will have demanded and perfected their appraisal rights for such shares in accordance with Delaware law) will be canceled and converted automatically into the right to receive the merger consideration, which will be equal to the consideration given pursuant to our offer.

    The merger agreement provides that our directors and Convergent's officers immediately prior to the effective time of the merger will be the directors and officers of Convergent, as the surviving corporation. Subject to the merger agreement, the certificate of incorporation of Convergent, as in effect immediately prior to the effective time of the merger, will be the certificate of incorporation of Convergent after the merger. Immediately following the merger, the certificate of incorporation of Convergent will be amended and restated to be substantially identical to ours immediately prior to the effective time of the merger. Subject to the merger agreement, our bylaws, as in effect immediately prior to the effective time of the merger, will be the bylaws of Convergent after the merger.

    STOCKHOLDERS' MEETING. If required by applicable law in order to consummate the merger, Convergent, acting through its board of directors, will, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its stockholders, as promptly as practicable following the acceptance for payment and purchase of shares by us pursuant to our offer, for the purpose of considering and taking action upon the adoption of the merger agreement. If we acquire at least a majority of the outstanding shares in our offer, we will have sufficient voting power to adopt the merger agreement without requiring other stockholders to vote in favor of adoption of the merger agreement. We have agreed to cause all shares then owned beneficially by us to be voted in favor of the adoption of the merger agreement. The merger agreement provides that, if we acquire at least 90% of the then outstanding shares, we, our Parent, STC and Convergent will take all necessary and appropriate action to cause the merger to become effective, in accordance with Delaware law, as soon as practicable after that acquisition, without a meeting of Convergent's stockholders.

    PROXY STATEMENT. If required by applicable law in order to consummate the merger, Convergent, acting through its board of directors, will, in accordance with applicable law:

    - prepare and file with the SEC a preliminary proxy or information statement relating to the merger and the merger agreement;

    - use its best efforts to obtain and furnish information required to be included by the SEC in the proxy statement;

    - after consultation with our Parent, respond promptly to any comments made by the SEC or its staff with respect to the preliminary proxy or information statement;

    - cause the proxy statement to be mailed to its stockholders;

    - use its commercially reasonable efforts to solicit proxies in favor of the adoption of the merger agreement; and

    - take all other action necessary or advisable to secure any vote or consent of stockholders required by Delaware law to effect the merger.

    Convergent has agreed to include in the proxy statement the recommendation of the board of directors of Convergent that stockholders of Convergent vote in favor of the adoption of the merger agreement.

    CONDUCT OF BUSINESS BY CONVERGENT PENDING THE MERGER. In the merger agreement, Convergent agreed that between October 13, 2000 and the date on which our Parent appoints a majority of the members of the board of directors of Convergent, except as expressly contemplated by the merger agreement or the tender agreements or as agreed in writing by our Parent (which consent will not be unreasonably withheld):

    - the business of Convergent and each of the subsidiaries of Convergent will be conducted only in the usual, regular and ordinary course and substantially in the same manner as previously conducted, and Convergent and each subsidiary of Convergent will use its commercially reasonable efforts to preserve its business organization substantially intact, keep available the services of its current officers and employees and maintain its existing relations with franchisees, customers, suppliers, creditors, business partners and others having significant business dealings with it, so that the goodwill and ongoing business is materially unimpaired at the effective time of the merger;

    - neither Convergent nor any subsidiary of Convergent will: (1) amend its amended and restated certificate of incorporation or amended by-laws or similar organizational documents, (2) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or voting debt, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or any voting debt, other than shares reserved for issuance on October 13, 2000 pursuant to the exercise of options under Convergent's 1999 Stock Option Plan outstanding on October 13, 2000, or the exercise of options issued in compliance with the merger agreement,
      (3) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock, (4) split, combine or reclassify any outstanding shares of any class or series of its stock or (5) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

    - neither Convergent nor any subsidiary of Convergent will materially modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

    - neither Convergent nor any subsidiary of Convergent will (1) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in excess of $500,000,
      (2) materially modify the terms of any indebtedness or other liability, other than modifications of short term debt in the ordinary and usual course of business and consistent with past practice, (3) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person in excess of $500,000, except in certain circumstances as being in the ordinary course of business, (4) make any loan, advance or capital contribution to, or investment in, any other person (other than to or in wholly owned subsidiaries of Convergent) in excess of $500,000, or
      (5) enter into any commitment or transaction (including any capital expenditure or purchase, sale or lease of assets or real estate) requiring payments in excess of $500,000;

    - neither Convergent nor any subsidiary of Convergent will transfer, lease, license, sell or dispose of any assets except for (1) sales of assets pursuant to existing contracts or commitments in the ordinary and usual course of business and (2) dispositions of useless or worthless assets;

    - except as otherwise specifically provided in the merger agreement or in the Schedule 14D-9, neither Convergent nor any subsidiary of Convergent will make or offer to make any material change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring increases in wages to employees who are not officers or directors or affiliates in the ordinary course of business and consistent with past practice) or to persons providing management services, or enter into or amend any material employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any material change in its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to an employee benefit plan of Convergent or otherwise;

    - except as otherwise contemplated by the merger agreement, neither Convergent nor any subsidiary of Convergent will (1) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate (except for payments and accruals made in the ordinary course of business and consistent with past practice), (2) pay, offer to pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of Convergent or any subsidiary of Convergent of any amount relating to unused vacation days in excess of $50,000 (except payments and accruals made in the ordinary course of business consistent with past practice), (3) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits in excess of $50,000 pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or

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      other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, or amend in any material respect any existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

    - neither Convergent nor any subsidiary of Convergent will exercise its discretion or otherwise voluntarily accelerate the vesting of any option under Convergent's stock option plan as a result of the merger or any other "change in control" of Convergent or otherwise;

    - neither Convergent nor any subsidiary of Convergent will revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as required by generally accepted accounting principles;

    - neither Convergent nor any subsidiary of Convergent will permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to and the prior consent of our Parent, except policies providing coverage for losses not in excess of $50,000;

    - neither Convergent nor any subsidiary of Convergent will settle or compromise any pending or threatened suit, action or claim that relates to the transactions contemplated by the merger agreement, except to the extent the amount of any such settlement or compromise has been reserved for in Convergent's financial statements contained in filings by Convergent with the SEC or could not reasonably be expected to have a material adverse effect on Convergent and its subsidiaries taken as a whole;

    - neither Convergent nor any subsidiary of Convergent will pay, purchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $250,000, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, Convergent's financial statements included (or incorporated by reference) in filings by Convergent with the SEC, or as required by all applicable law;

    - neither Convergent nor any subsidiary of Convergent will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Convergent or any subsidiary of Convergent (other than the merger);

    - neither Convergent nor any subsidiary of Convergent will (1) change any of the accounting methods used by it unless required by generally accepted accounting principles or (2) make any material election relating to taxes, change any material election relating to taxes already made, adopt any material accounting method relating to taxes, change any material accounting method relating to taxes unless required by generally accepted accounting principles or change in the U.S. tax laws, enter into any closing agreement relating to taxes, settle any claim or assessment relating to taxes or consent to any claim or assessment relating to taxes or any waiver of the statute of limitations for any such claim or assessment;

    - neither Convergent nor any subsidiary of Convergent will take, or agree to commit to take, any action that would be reasonably likely to result in any of the conditions to our offer or any of the conditions to the merger not being satisfied, or that would make any representation or warranty of Convergent contained in the merger agreement inaccurate in any material respect at, or as of any time prior to the effective time of the merger, or that would materially impair the ability of Convergent, our Parent, us or the holders of shares to consummate our offer or the merger in accordance with its terms or materially delay consummation;

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    - Convergent will not permit its plan administrator or similar person or body to cause any outstanding option under Convergent's stock option plan to terminate in connection with the transactions contemplated by the merger agreement and the tender agreements; and

    - neither Convergent nor any subsidiary of Convergent will enter into an agreement, contract, commitment, understanding or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

    BOARD REPRESENTATION. The merger agreement provides that promptly after the later to occur of (1) the purchase of and payment for any shares by our Parent or any of its subsidiaries as a result of which our Parent and its subsidiaries beneficially own at least a majority of then outstanding shares and
(2) compliance with Section 14(f) of the Exchange Act, and Rule 14f-1 thereunder, our Parent will be entitled to designate up to such number of directors, rounded up to the next whole number, on Convergent's board of directors as will give our Parent representation on the board equal to the product of the total number of directors on the board (giving effect to the directors elected pursuant to the merger agreement) multiplied by the percentage of the total outstanding number of shares that we or any affiliate of ours beneficially owns. Convergent will, upon request of our Parent, use its best efforts promptly either to increase the size of its board of directors or to secure the resignations of such number of its incumbent directors, or both as is necessary to enable such designees of our Parent to be so elected or appointed to Convergent's board of directors, and Convergent will take all actions available to Convergent to cause such designees of our Parent to be so elected or appointed at that time. At that time, Convergent will, if requested by our Parent, also take all action necessary to cause persons designated by our Parent to have the same percentage representation on each committee of Convergent's board of directors, each board of directors (or similar body) of each subsidiary of Convergent, and each committee (or similar body) of each board of directors.

    The parties have agreed that, in the event that our Parent's designees are elected or appointed to Convergent's board of directors, all members of the special committee of the board will remain on Convergent's board of directors. The affirmative vote of a majority of the special committee will be required after the acceptance for payment of shares pursuant to our offer and prior to the effective time of the merger, before Convergent (1) amends or terminates the merger agreement, (2) exercises or waives any of its rights, benefits or remedies under the merger agreement if such exercise or waiver adversely affects holders of shares (other than ours or our Parent), (3) takes any other action under or in connection with the merger agreement if such action adversely affects holders of shares (other than ours or our Parent) or (4) take any other action on behalf of Convergent in connection with the merger agreement required to be taken by Convergent's board of directors.

    ACCESS TO INFORMATION. Convergent has agreed to (and will cause each of its subsidiaries to) give the officers, employees, accountants, counsel and other representatives of our Parent, upon reasonable notice given by our Parent to Convergent prior to the later of the termination date of the merger agreement or the date our Parent appoints a majority of the board of directors, reasonable access to all its properties, books, contracts, commitments and records, and, during that period, Convergent will (and will cause each of its subsidiaries to) furnish reasonably promptly to our Parent a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and all other information concerning its business, properties and personnel as our Parent reasonably requests. We have agreed to keep that information confidential, except in limited circumstances.

    NOTIFICATION OF COMPETING TRANSACTIONS. Convergent will promptly, and in any event within twenty-four hours, notify our Parent of the existence of any proposal, discussion, negotiation or inquiry received by Convergent, and Convergent will promptly, and in any event within twenty-four hours, communicate to our Parent the material terms of any proposal, discussion, negotiation or inquiry, which could reasonably be expected to lead to an Acquisition Proposal, which it may receive (and will

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promptly, and in any event within twenty-four hours, provide to our Parent copies of any written materials received by Convergent, any subsidiary of Convergent or their respective representatives in connection with a proposal, discussion, negotiation or inquiry) and the identity of the party making the proposal or inquiry or engaging in such discussion or negotiation, and will immediately communicate to our Parent the status of the proposal, discussion or inquiry. Convergent will promptly, but in any event within 24 hours, provide to our Parent any non-public information concerning Convergent provided to any other party which was not previously provided to our Parent.

    An "Acquisition Proposal" means any proposal or offer from any person (other than our Parent, us or any of our or our Parent's affiliates) to acquire
(1) all or a substantial part of the business or properties of Convergent or any significant subsidiary of Convergent or any capital stock of Convergent, whether by merger, tender offer, exchange offer, sale of assets, consolidation, other business combination, recapitalization, reorganization, liquidation, dissolution or other transactions involving Convergent or any significant subsidiary of Convergent or (2) 15% or more of the capital stock or other equity interests in Convergent or 100% of the capital stock or other equity interests in any significant subsidiary of Convergent.

    As a general rule, neither Convergent's board of directors nor any committee thereof can:

    - withdraw or modify, or propose to withdraw or modify in a manner adverse to our Parent or us, the approval or recommendation by such board of directors or any such committee of our offer, the merger agreement or the merger;

    - approve or recommend or propose to approve or recommend any Acquisition Proposal; or

    - enter into any agreement with respect to any Acquisition Proposal.

    However, prior to the time of acceptance for payment of shares pursuant to our offer, Convergent's board of directors may withdraw or modify its approval or recommendation of our offer, the merger agreement or the merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the third business day following our Parent's receipt of written notice from Convergent advising our Parent that the board of directors of Convergent has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of the Superior Proposal, identifying the person making the Superior Proposal. Convergent will not be entitled to enter into any agreement with respect to a Superior Proposal unless and until the merger agreement is terminated and Convergent has paid the termination fee due to our Parent.

    The merger agreement clearly does not prohibit Convergent or Convergent's board of directors from (1) soliciting a Superior Proposal, (2) taking and disclosing to Convergent's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, or (3) making disclosure to Convergent's stockholders if, as and when the board of directors of Convergent determines in good faith, after consultation with outside counsel, that disclosure is required in order to comply with their fiduciary duties to Convergent's stockholders under applicable law; PROVIDED, HOWEVER, that Convergent will not, except as permitted by the merger agreement, withdraw or modify, or propose to withdraw or modify, its position with respect to our offer or the merger or approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal.

    A "Superior Proposal" means an unsolicited Acquisition Proposal (but changing the 15% amount in clause (a)(ii) of the definition of Acquisition Proposal to 50%) which is (a) (1) a bona fide written offer, (2) capable of being, and likely to be, funded on the terms disclosed, and (3) likely to be consummated in accordance with its terms, each as determined in good faith by the board of directors and consistent with the advice of an independent investment bank and (b) the board of directors determines in good faith (after
(1) receiving advice from the Convergent's independent investment

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banking firm that the Acquisition Proposal is superior, from a financial point of view, to our offer, the merger and merger agreement and (2) consultation with outside legal counsel that failure to take that action would likely be contrary to its fiduciary duties to Convergent's stockholders under applicable law.

    Convergent agreed not to enter into any agreement with respect to a Superior Proposal without giving us the opportunity to match the Superior Proposal and unless and until the merger agreement is terminated and Convergent has paid the termination fee.

    TREATMENT OF STOCK OPTIONS. The merger agreement provides that, at the effective time of the merger, each stock option of Convergent which is then outstanding and unexercised will be converted into options to purchase common stock of our Parent. Each option assumed by our Parent under the merger agreement will continue to have, and be subject to, the same terms and conditions set forth in Convergent's stock option plan and the applicable stock option agreement then in effect, except that (1) the option will be exercisable for that number of shares of our Parent's common stock equal to the number of shares of Convergent's common stock subject to such option immediately prior to the effective time of the merger, and (2) the exercise price per share will remain as the exercise price per share in effect for that option immediately prior to the effective time of the merger. Consistent with the terms of Convergent's stock option plan and the documents governing the outstanding options under the plan, the merger will not terminate any of the outstanding options under Convergent's stock option plan. Within 20 business days after the effective time of the merger, our Parent will issue to each person who, immediately prior to the effective time of the merger, was a holder of an outstanding option under the Convergent's stock option plan, a document in form and substance satisfactory to Convergent evidencing the assumption of options by our Parent. All outstanding rights of Convergent which it held immediately prior to the effective time of the merger will, at the effective time of the merger, be assigned to our Parent in the merger and will be exercisable by our Parent upon the same terms and conditions in effect immediately prior to the effective time of the merger.

    DIRECTORS' AND OFFICERS' INDEMNIFICATION. In the merger agreement, our Parent agreed that, to the fullest extent permitted under applicable law after the effective time of merger, our Parent will, and will cause Convergent to, as the surviving corporation (or any successor), indemnify, defend and hold harmless each present and former officer and director, fiduciary or agent of Convergent or the subsidiaries of Convergent against all losses arising out of actions or omissions occurring at or prior to the effective time of the merger to the full extent permitted under applicable Delaware law, the terms of Convergent's certificate of incorporation or by-laws, as in effect on October 13, 2000.

    Our Parent or Convergent, as the surviving corporation, will maintain Convergent's existing officers' and directors' liability insurance for at least six years following the effective date of the merger. Parent may substitute policies with substantially equivalent coverage and amounts which contain terms no less favorable to the former directors or officers. In no event will our Parent or Convergent be required to pay aggregate annual directors and officers insurance premiums in excess of 200% of the aggregate premiums paid by Convergent in the twelve months prior to October 13, 2000, on an annualized basis; but if our Parent or Convergent is unable to obtain the amount of insurance required by the merger agreement for the aggregate premium, our Parent or Convergent will obtain as much insurance as can be obtained for an annual premium not in excess of 200% of the aggregate directors and officers insurance premiums paid by Convergent in the twelve months prior to October 13, 2000, on an annualized basis.

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    REPRESENTATIONS AND WARRANTIES.  The merger agreement contains various customary representations and warranties of the parties thereto including representations by Convergent as to its organization and qualification, its subsidiaries and affiliates, capitalization, authorization of the execution of the merger agreement, receipt of board approval, the vote of stockholders required for adoption of the merger agreement, the necessary consents and approvals, reports Convergent filed with the SEC, its financial statements, undisclosed liabilities, interim operations, absence of changes since
December 31, 1999, litigation, employee benefit plans, tax matters, leases, environmental issues, intellectual property, employment matters, compliance with laws, contracts, customers and suppliers, the information contained in its
Schedule 14D-9, opinion of Morgan Stanley, absence of questionable payments, insider interests, brokers or finders and insurance.

    CONDITIONS TO THE MERGER. Under the merger agreement, the respective obligation of each party to effect the merger is subject to the satisfaction, at or prior to the effective time of the merger, of the following conditions:

    - the merger agreement has been adopted by the requisite vote of the holders of the shares, if required by applicable law, in order to consummate the merger;

    - no statute, rule or regulation has been enacted or promulgated by any governmental entity which prohibits the consummation of the merger, and there is no order or injunction of a court of competent jurisdiction in effect precluding consummation of the merger;

    - we have purchased the shares pursuant to our offer; and

    - any governmental or regulatory notices, approvals or other requirements necessary to consummate the merger has been given, obtained or complied with.

    TERMINATION. The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval is obtained:

    - by the mutual written consent of our Parent and Convergent;

    - by either of Convergent or our Parent:

     - if our offer expired and we did not accept any shares pursuant to our offer prior to March 31, 2001 (or such later termination date, if extended in accordance with the merger agreement), except that any party whose failure to fulfill its obligations under the merger agreement is the cause of the failure by us to accept for payment shares pursuant to our offer may not be entitled to terminate the merger agreement; or

     - if any governmental entity has issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto will use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, shares pursuant to our offer or the merger and that order, decree, ruling or other action has become final and non-appealable.

    - By Convergent:

     - if our offer is not commenced within 15 business days following the date of the initial public announcement of our offer (unless Convergent is then in material breach of its obligations under the merger agreement);

     - if Convergent's board of directors withdraws or modifies its approval or recommendation of our offer, the merger agreement or the merger, approves or recommends a Superior Proposal, or enters into an agreement with respect to a Superior Proposal, in each case at any time after the third business day following our Parent's receipt of written notice from Convergent advising our Parent that the board of directors of Convergent has received a Superior

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
       Proposal which it intends to accept, specifying the terms and conditions of the Superior Proposal, identifying the person making the Superior Proposal, so long as Convergent makes simultaneous payment to our Parent of the termination fee; or

     - if we have breached in any material respect any of our representations, warranties, covenants or other agreements contained in the merger agreement and (1) that breach is not curable or (2) 20 days have elapsed subsequent to notice by Convergent to us of that breach and that breach has not been cured within the 20 day period.

    - By our Parent (on behalf of itself, STC and us):

     - if, due to an occurrence, involving a material breach by Convergent of its obligations under the merger agreement, we failed to commence our offer within 15 business days following the date of the initial public announcement of our offer;

     - if, prior to the purchase of shares by us pursuant to our offer, Convergent's board of directors withdraws, modifies or changes in a manner adverse to us its approval or recommendation of our offer, the merger agreement or the merger or recommends the approval or acceptance of an Acquisition Proposal or executes a letter of intent, agreement in principle or definitive agreement relating to an Acquisition Proposal; or

     - if, prior to the purchase of shares by us pursuant to our offer, Convergent has breached any representation, warranty, covenant or other agreement contained in the merger agreement which causes the failure of conditions to our offer and that breach has not been cured within 20 days after the giving of written notice of that breach.

    EFFECT OF TERMINATION. In the event of the termination of the merger agreement or abandonment of the merger pursuant to the terms of the merger agreement, written notice will be given to the other party or parties specifying the provision of the merger agreement pursuant to which such termination or abandonment is made, the merger agreement will become void and have no further effect, without any liability or obligation on the part of STC, our Parent, us or Convergent; except that (1) a number of administrative provisions survive termination; (2) nothing in the merger agreement will relieve Convergent or any of its affiliates from liability or damages resulting from any willful and material breach of the merger agreement; and (3) nothing in the merger agreement will relieve STC, our Parent or us or any of our affiliates from liability or damages resulting from any breach of STC's, our Parent's or our the merger agreement.

    EXPENSES; TERMINATION FEES. Generally, each party will pay its own costs incurred in connection with the merger agreement with the transactions contemplated by the merger, our offer and the tender agreements; except the merger agreement provides that Convergent must pay STC $8,000,000 in same day funds:

    - concurrently with the execution by Convergent of a definitive written agreement which accepts or implements a Superior Proposal;

    - concurrently with the consummation of the transaction contemplated by an Acquisition Proposal where either Convergent or our Parent terminates the merger agreement because our offer expired and we did not purchase any shares or we did not accept any shares pursuant to our offer prior to March 31, 2001 (or a later termination date, if extended in accordance with the merger agreement) and, before that time, there was publicly announced another Acquisition Proposal by a person other than our Parent, us or any of our affiliates (and that Acquisition Proposal has not been withdrawn prior to the time of termination), and at any time prior to, or within twelve months after the termination of the merger agreement, Convergent has consummated a transaction with respect to that Acquisition Proposal;

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    - concurrently with Convergent's termination of the merger agreement resulting from Convergent's board of directors (x) withdrawing or modifying its approval or recommendation of our offer, the merger agreement or the merger, (y) approving or recommending a Superior Proposal, or (z) entering into an agreement with respect to a Superior Proposal; or

    - within two business days after our Parent's termination of the merger agreement in the event that Convergent' board of directors has withdrawn, modified or changed in a manner adverse to us its approval or recommendation of our offer, the merger agreement or the merger or has recommended the approval or acceptance of an Acquisition Proposal or has executed a letter of intent, agreement in principle or definitive agreement relating to an Acquisition Proposal with a third party.

SUBSCRIPTION AND CONTRIBUTION AGREEMENT

    ON OCTOBER 13, 2000, OUR PARENT ENTERED INTO THE SUBSCRIPTION AND CONTRIBUTION AGREEMENT WITH STC, CINERGY AND THE MANAGEMENT INVESTORS. WE QUALIFY THE FOLLOWING SUMMARY OF THE SUBSCRIPTION AND CONTRIBUTION AGREEMENT IN ITS ENTIRETY BY REFERENCE TO THE SUBSCRIPTION AND CONTRIBUTION AGREEMENT. WE INCORPORATE BY REFERENCE THE SUBSCRIPTION AND CONTRIBUTION AGREEMENT WHICH IS FILED WITH THE SEC AS AN EXHIBIT TO THE SCHEDULE TO WHICH WE FILED WITH THE SEC. THE SUBSCRIPTION AND CONTRIBUTION AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED IN THE MANNER SET FORTH IN "THE TENDER OFFER--INFORMATION CONCERNING CONVERGENT."

    Pursuant to the subscription and contribution agreement, STC has agreed to purchase a number of our Parent's shares at $8.00 per share sufficient to enable us to pay (1) for all Convergent shares accepted for payment in the tender offer, (2) $8.00 per Convergent share converted into cash pursuant to the merger and (3) for all Convergent shares which we may be required to purchase pursuant to employment agreements with certain executive officers.

    Pursuant to the subscription and contribution agreement, Cinergy has agreed to contribute 1,083,280 Convergent shares for 1,083,280 of our Parent's shares and the management investors have agreed to contribute approximately 12,465,000 shares of their Convergent common stock or options exercisable for Convergent common stock (tendering to us their remaining shares) and receive an equal number of shares of or options for our Parent's common stock. Based on the anticipated number of our Parent's shares that will be outstanding following the consummation of the tender offer, the merger and the transactions contemplated by the subscription and contribution agreement, the shares of our Parent's common stock received by all of the management investors and Cinergy will represent approximately 28% of our Parent's outstanding stock (before giving effect to any stock options or other issuances of our Parent's securities or rights to acquire our Parent's securities).

    Pursuant to the subscription and contribution agreement, the management investors and Cinergy made representations and warranties to our Parent, STC and us and also agreed to do the following:

    - deliver, within 15 business days of the date of the subscription and contribution agreement (by November 2, 2000), their certificates representing their Convergent common stock;

    - treat their acquisition of our Parent's common stock as a tax free exchange in accordance with Section 351 of the Internal Revenue Code;

    - not to transfer their Parent common stock received pursuant to the subscription and contribution agreement except in compliance with the Securities Act and the stockholders' agreement; and

    - waive their rights to a jury trial and submit to the personal jurisdiction of any Federal court in the State of Delaware or any Delaware state court.

    Concurrently with the closing of the purchases and contributions pursuant to the subscription and contribution agreement, our Parent, the management investors and Cinergy will enter into a

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stockholders agreement. The stockholders agreement will contain various rights and restrictions, including redemption, tag-along and drag-along rights, certain restrictions on transfer and indemnification provisions, in connection with such parties' ownership of equity securities of our Parent following the merger. In addition, the stockholders agreement will contain provisions regarding the constitution of the our Parent's board of directors, including provisions permitting STC to designate a specified number of directors and permitting Cinergy to designate one director so long as Cinergy holds 500,000 shares of our Parent's common stock. In the event that the purchases and contributions contemplated by the subscription and contribution agreement are consummated after termination of the merger agreement, Cinergy and the management investors will have a put right. This means that our Parent or STC will be obligated, upon notice from the stockholder exercising such right, to repurchase the shares of our Parent's common stock owned by such stockholder. The stockholders agreement will also give the parties certain rights to register their shares of our Parent's common stock under the Securities Act. This brief description of the form of stockholders' agreement, which will be executed upon the closing of the purchases and contributions pursuant to the subscription and contribution agreement, is qualified in its entirety by reference to the stockholders' agreement, a copy of which is incorporated herein by reference and copies or forms of which have been filed with the SEC as exhibits to the Schedule TO to which our offer is an exhibit. The stockholders' agreement may be examined and copies may be obtained in the manner set forth in "The Tender Offer--Information Concerning Convergent."

    Concurrently with the closing of the purchases and contributions pursuant to the subscription and contribution agreement, our Parent and Cinergy will enter into an investors rights agreement. The investors rights agreement gives Cinergy additional redemption rights, additional rights in the event that our Parent exercises its drag-along rights and an additional right in the event that Cinergy exercises its put right pursuant to the stockholders' agreement. This brief description of the form of investor rights agreement, which will be executed upon the closing of the purchases and contributions pursuant to the subscription and contribution agreement, is qualified in its entirety by reference to the investor rights agreement, a copy of which is incorporated herein by reference and copies or forms of which have been filed with the SEC as exhibits to the Schedule TO to which our offer is an exhibit. The investor rights agreement may be examined and copies may be obtained in the manner set forth in "The Tender Offer--Information Concerning Convergent."

TENDER AND VOTING AGREEMENT

    ON OCTOBER 13, 2000, WE ENTERED INTO THE TENDER AND VOTING AGREEMENT WITH OUR PARENT, STC, CINERGY AND THE MAJOR STOCKHOLDERS OF CONVERGENT. THE FOLLOWING SUMMARY OF THE TENDER AND VOTING AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TENDER AND VOTING AGREEMENT, A COPY OF WHICH IS INCORPORATED HEREIN BY REFERENCE AND COPIES OR FORMS OF WHICH HAVE BEEN FILED WITH THE SEC AS EXHIBITS TO THE SCHEDULE TO TO WHICH OUR OFFER IS AN EXHIBIT. THE TENDER AND VOTING AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED IN THE MANNER SET FORTH IN "THE TENDER OFFER--INFORMATION CONCERNING CONVERGENT."

    TENDER OF SHARES. On or before November 24, 2000, the major stockholders, except Cinergy, have agreed to tender all of their shares to us pursuant to our offer. Cinergy has agreed to tender 50% of its shares. So long as the tender and voting agreement is not terminated, the major stockholders may not withdraw their shares from our offer.

    VOTING. Each of the major stockholders further agreed that from October 13, 2000 until the earlier to occur of (a) the effective time of the merger, (b) the termination of the merger agreement by its terms, (c) the time the parties later agree to by mutual written consent, or (d) March 31, 2001, at any meeting of Convergent's stockholders, however called, and in any action by consent of Convergent's stockholders, they will vote their shares:

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    - in favor of the merger and the merger agreement,

    - against any Acquisition Proposal (as that term is defined in the merger agreement), against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Convergent under the merger agreement, against any change in the directors of Convergent, against any change in the present capitalization of Convergent, and against any amendment to Convergent's amended and restated certificate of incorporation or amended bylaws which in each case could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the merger agreement or the likelihood of the transactions being consummated and

    - in favor of any other matter necessary for consummation of the transactions contemplated by the merger agreement.

    The major stockholders agreed that they will execute any documents which are necessary in order to effectuate the foregoing, including the ability for us or our nominees to vote directly such shares owned by the major stockholders. Additionally, the major stockholders agreed to waive any rights of appraisal or rights to dissent from the merger.

    IRREVOCABLE PROXY. The major stockholders (1) revoked all prior proxies and powers of attorney governing the shares owned by them and (2) granted an irrevocable proxy to us and our Parent, or any of our nominees, to vote and act (by written consent or otherwise) with respect to all of the shares owned by them at any meeting of Convergent's stockholders or by written consent in lieu of any meetings with regard to any matter covered in the paragraph above.

    NO DISPOSITION OR ENCUMBRANCE OF SHARES. Except as contemplated by the tender and voting agreement and the merger agreement, the major stockholders agreed not to, directly or indirectly, during the term of this agreement:

    - sell, assign, transfer, encumber or otherwise dispose of or enter into any contract, option, or other arrangement or understanding with respect to the sale, assignment, transfer, encumbrance or other disposition of their shares or any interest in their shares,

    - enter into any agreement or understanding with respect to any transfer of any or all of their shares or any interest therein,

    - grant any proxy with respect to their shares or

    - deposit their shares into a voting trust or other agreement or arrangement with respect to their shares.

    NOTIFICATION. Each major stockholder agreed to notify our Parent promptly, but no later than 24 hours, of the existence of, or which could reasonably be expected to lead to, an Acquisition Proposal and indentify the person making such proposal or inquiry.

    TERMINATION. The tender and voting agreement and the related proxies will automatically terminate and be of no further force and effect upon the earlier to occur of (1) the effective time of the merger, (2) the termination of the merger agreement by its terms (including termination for acceptance of a Superior Proposal), (3) the time the parties later agree to by mutual written consent, or (4) March 31, 2001.

VOTING AGREEMENT

    ON OCTOBER 13, 2000, WE ENTERED INTO THE VOTING AGREEMENT WITH OUR PARENT, STC, CINERGY AND THE MANAGEMENT INVESTORS OF CONVERGENT. THE FOLLOWING SUMMARY OF THE VOTING AGREEMENT IS QUALIFIED IN

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ITS ENTIRETY BY REFERENCE TO THE VOTING AGREEMENT, A COPY OF WHICH IS
INCORPORATED HEREIN BY REFERENCE AND COPIES OR FORMS OF WHICH HAVE BEEN FILED WITH THE SEC AS EXHIBITS TO THE SCHEDULE TO TO WHICH OUR OFFER IS AN EXHIBIT. THE VOTING AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED IN THE MANNER SET FORTH IN "THE TENDER OFFER--INFORMATION CONCERNING CONVERGENT."

    VOTING. Each of the management investors and Cinergy agreed that from October 13, 2000 until the earlier to occur of (a) the effective time of the merger, (b) the termination of the merger agreement by its terms, (c) the time the parties later agree to by mutual written consent, or (d) March 31, 2001, at any meeting of Convergent's stockholders, however called, and in any action by consent of Convergent's stockholders, they will vote their shares:

    - in favor of the merger and the merger agreement,

    - against any Acquisition Proposal (as that term is defined in the merger agreement), and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Convergent under the merger agreement, any change in the directors of Convergent, any change in the present capitalization of Convergent, and any amendment to Convergent's amended and restated certificate of incorporation or amended bylaws which in each case could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the merger agreement or the likelihood of the transactions being consummated and

    - in favor of any other matter necessary for consummation of the transactions contemplated by the merger agreement.

    The management investors and Cinergy agreed that they will execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for us or our nominees to vote directly such shares owned by the major stockholders. Additionally, the management investors and Cinergy agreed to waive any rights of appraisal or rights to dissent from the merger.

    IRREVOCABLE PROXY. The management investors and Cinergy (1) revoked all prior proxies or powers of attorney governing the shares owned by them and
(2) granted an irrevocable proxy to us and our Parent, or any nominee to vote and act (by written consent or otherwise) with respect to all of the shares owned by them at any meeting of Convergent's stockholders or by written consent in lieu of any meetings with regard to any matter covered in the paragraph above.

    NO DISPOSITION OR ENCUMBRANCE OF SHARES. Except as contemplated by the voting agreement and the merger agreement, the management investors and Cinergy agreed not to, directly or indirectly, during the term of this agreement:

    - sell, assign, transfer, encumber or otherwise dispose of or enter into any contract, option, or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of their shares,

    - enter into any agreement or understanding with respect to any transfer of any or all of their shares or any interest therein,

    - grant any proxy with respect to their shares or

    - deposit their shares into a voting trust or other agreement or arrangement with respect to their shares.

    TERMINATION. The voting agreement and related proxies will terminate and be of no further force and effect upon the earlier to occur of (1) the effective time of the merger, (2) the termination of the

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merger agreement by its terms (including termination for acceptance of a
Superior Proposal), (3) the time the parties later agree to by mutual written consent, or (4) March 31, 2001.

    NOTIFICATION. Each management investor agreed to notify our Parent promptly, but no later than 24 hours, of the existence of, or which could reasonably be expected to lead to, an Acquisition Proposal and indentify the person making such proposal or inquiry.

EXCLUSIVITY AGREEMENT

    THE FOLLOWING IS A SUMMARY OF PROVISIONS OF THE EXCLUSIVITY AGREEMENT, DATED SEPTEMBER 19, 2000, BETWEEN CONVERGENT AND SCHLUMBERGER LIMITED, OR ITS DESIGNATED SUBSIDIARY OR AFFILIATE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE EXCLUSIVITY AGREEMENT, WHICH WE INCORPORATE BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED WITH THE SEC AS AN EXHIBIT TO THE SCHEDULE TO. THE EXCLUSIVITY AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN "THE TENDER OFFER--INFORMATION CONCERNING CONVERGENT."

    In the exclusivity agreement, Convergent agreed that between September 19, 2000 and 5:00 p.m. on September 29, 2000, Convergent would not, directly or indirectly, take any action to encourage, solicit or initiate any sale, recapitalization or other disposition of the business of Convergent or any material portion of the capital stock or assets of Convergent to anyone other than Schlumberger. Convergent also agreed to discontinue any current discussions it was having about such a transaction and agreed not to furnish any non-public information about itself or its business to any third party other than Schlumberger. Nothing in the exclusivity letter, however, prevented Convergent or its board from complying with Rules 14d-9 and 14e-2 promulgated under the Securities Exchange Act of 1934, as amended.

    In the exclusivity agreement, Convergent and Schlumberger agreed that, unless disclosure was required by law, they would not publicly announce their discussions. On September 29, the parties extend the exclusivity agreement to 5:00 p.m. October 6. The exclusivity agreement expired in accordance with its terms on October 6, 2000.

NONDISCLOSURE AGREEMENT

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE NONDISCLOSURE AGREEMENT, DATED JULY 6, 2000, AS AMENDED ON AUGUST 4, 2000, BETWEEN CONVERGENT AND SCHLUMBERGER, INDUSTRIES S.A. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE NONDISCLOSURE AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED WITH THE SEC AS AN EXHIBIT TO THE SCHEDULE TO. THE NONDISCLOSURE AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN "THE TENDER OFFER--INFORMATION CONCERNING CONVERGENT."

    Pursuant to the terms of the nondisclosure agreement, Convergent and Schlumberger S.A. agreed to provide one another some of its non-public confidential and proprietary information, and each agreed, on behalf of itself and any of its representatives that received any of the confidential information, among other things: (1) to keep the disclosed information confidential, except in specific situations and (2) not to use the confidential information for any purpose other than to evaluate a possible transaction between the parties. The nondisclosure agreement is effective until December 31, 2002.

EMPLOYMENT AGREEMENTS

    ON OCTOBER 13, 2000, CONVERGENT ENTERED INTO EMPLOYMENT AGREEMENTS (THE "NEW AGREEMENTS") WITH GLENN E. MONTGOMERY, JR. (THE "CEO") AND LARRY J. ENGELKEN, SCOTT M. SCHLEY, ANDREA S. MAIZES, BRYAN R. MILEGER AND DAVID J. RUBINSTEIN, KNOWN AS THE SENIOR EXECUTIVES, WHICH AS OF THE EFFECTIVE TIME OF THE MERGER WILL SUPERSEDE AND REPLACE IN ALL RESPECTS THE SENIOR EXECUTIVES' CURRENT

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EMPLOYMENT AGREEMENTS. IN THE EVENT THE MERGER AGREEMENT IS TERMINATED, EACH OF
THE NEW AGREEMENTS WOULD BE VOID AND THE SENIOR EXECUTIVES' CURRENT EMPLOYMENT AGREEMENTS WOULD REMAIN IN FULL FORCE AND EFFECT. THE FOLLOWING SUMMARY OF THE NEW AGREEMENTS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE NEW AGREEMENTS, COPIES OF WHICH ARE INCORPORATED HEREIN BY REFERENCE AND COPIES OR FORMS OF WHICH HAVE BEEN FILED WITH THE SEC AS EXHIBITS TO THE SCHEDULE TO TO WHICH OUR OFFER IS AN EXHIBIT. THE NEW AGREEMENTS MAY BE EXAMINED AND COPIES MAY BE OBTAINED IN THE MANNER SET FORTH IN "THE TENDER OFFER--INFORMATION CONCERNING CONVERGENT."

    THE CEO. Mr. Montgomery's New Agreement provides that, as of the effective time of the merger, he will serve as Chief Executive Officer and President of Convergent. The initial term of employment is for a period of three years. Thereafter, the New Agreement will automatically renew for one year periods, provided neither we nor Mr. Montgomery give written notice of an intent not to renew the New Agreement.

    - Mr. Montgomery's present annual salary of $225,000 will continue up to the effective time of the merger; thereafter Mr. Montgomery's initial annual salary will be determined by the compensation committee of the board of directors of our Parent, which will include one disinterested director nominated by Mr. Montgomery. Subsequent annual adjustments to Mr. Montgomery's annual salary will be made by the compensation committee then in effect, with no requirement that Mr. Montgomery nominate a member of that committee.

    - Mr. Montgomery's bonus for calendar year 2000 is $50,000. The target annual bonus after calendar year 2000 will be set using the same procedure set for determining Mr. Montgomery's annual salary.

    - Mr. Montgomery's New Agreement provides for the sale of shares of Convergent to us, and also grants Mr. Montgomery an option to purchase certain shares in our Parent.

    - Mr. Montgomery will be entitled to participate in all employee benefit plans generally made available to other employees, as well as to "grossed-up" reimbursements for the costs of a $4,000,000 life insurance policy and to certain other fringe benefits.

    - Convergent may terminate Mr. Montgomery's employment at any time for "Cause" (as defined in the New Agreement) and upon thirty days' written notice without "Cause." Mr. Montgomery may terminate his employment with "Good Reason" (as defined in the New Agreement) upon written notice and failure by Convergent to cure within 20 days. Mr. Montgomery may terminate his employment agreement without "Good Reason" upon 30 days' notice. The New Agreement may be terminated at any time upon the mutual agreement of the parties. If Mr. Montgomery's employment were to terminate without "Cause," or if Mr. Montgomery were to terminate his employment for "Good Reason," or if the New Agreement were to terminate because of Mr. Montgomery's disability (as defined in the New Agreement), then
      Mr. Montgomery would be entitled to continuation of his employee benefits and salary for a period of six months and, in the case of termination without "Cause" or by Mr. Montgomery for "Good Reason" only, to exercise his option to require our Parent to purchase his remaining shares of our Parent. If Mr. Montgomery's employment were to terminate for "Cause" and such "Cause" was a failure to adequately perform material responsibilities and duties in a professionally reasonable manner or in accordance with Convergent's work standards, then Mr. Montgomery would be entitled to a continuation of his employee benefits and salary for a period of one month.

    - If Mr. Montgomery's employment were to terminate because of Mr. Montgomery's death, then his dependents would be entitled to a six month continuation of his employee benefits and to payment of one month of Mr. Montgomery's salary.

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    - Mr. Montgomery's New Agreement contains a one year post-termination non-competition provision, as well a one year post-termination prohibition on the solicitation of our customers or employees.

    - The New Agreement also contains provisions concerning the protection of Convergent's trade secrets and other intellectual property.

    - In consideration for the termination of his prior employment agreement, Mr. Montgomery will receive a one-time payment of $500,000.

    - The New Agreement provides Mr. Montgomery with the discretion to allocate, among one or more of the senior management of Convergent, no less than 25% of any over-allotment options granted in connection with any underwritten public offering of shares of our Parent's common stock.

    THE SENIOR EXECUTIVES. The New Agreements for Messrs. Engelken, Schley, Mileger and Rubinstein and for Ms. Maizes are substantially similar and include the following terms:

    - The initial term of employment is for a period of three years. Thereafter, the New Agreement will automatically renew for one year periods, provided neither Convergent nor the senior executive give written notice of an intent not to renew the New Agreement.

    - The senior executive's annual salary will be reviewed at least annually, and may be increased but not decreased. The senior executive will also receive annual cost of living adjustments.

    - Bonus arrangements for calendar year 2000 which were in place prior to execution of the New Agreement will remain in place. Beginning with calendar year 2001, the senior executive will be eligible for performance bonuses in an amount between 50% and 100% of the senior executive's annual salary.

    - Each senior executive's New Agreement (except Mr. Engelken's) provides for the sale of certain shares of Convergent to us, and each New Agreement grants the senior executive an option to purchase certain shares in our Parent.

    - The senior executive will be entitled to participate in all employee benefit plans generally made available to other employees. In addition, the senior executives will be entitled to participate in certain other fringe benefits.

    - Convergent may terminate the senior executive's employment at any time for "cause" and upon thirty days' written notice without "cause." The senior executive may terminate his or her employment with "good reason" upon written notice and failure by Convergent to cure within 20 days. The Senior Executive may terminate his or her employment agreement without "good reason" upon 30 days' notice. The New Agreement may be terminated at any time upon the mutual agreement of the parties.

    - If the senior executive's employment were to terminate without "cause," or if the senior executive were to terminate his or her employment for "good reason," then the senior executive would be entitled to continuation of his or her employee benefits and salary for a period of six months and to exercise his or her option to require our Parent to purchase his or her remaining shares of our Parent. If the senior executive's employment were to terminate for "cause" and such "cause" was a failure to adequately perform material responsibilities and duties in a professionally-reasonable manner or in accordance with Convergent's work standards, then the senior executive would be entitled to continuation of his or her employee benefits and salary for a period of one month. If the senior executive's employment were to terminate because of death or disability (as defined in the New Agreement), then either senior executive or his or her dependents would be entitled to a six month continuation of the senior executive's employee benefits and to payment of three months' salary upon termination for disability and one month's salary upon the death of the senior executive.

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    - The senior executives' New Agreements contain a one year post-termination non-competition provision, as well a one year post-termination prohibition on the solicitation of Convergent's customers or employees. The New Agreements also contain provisions concerning the protection of Convergent's trade secrets and other intellectual property.

    The titles and salaries for each of the senior executives other than the CEO are as follows:

    - Mr. Engelken: Executive Vice President of Strategic Accounts. $200,000 annual salary.

    - Mr. Schley: Executive Vice President of Finance. $176,400 annual salary.

    - Ms. Maizes: Executive Vice President of Resource Management. $200,000 annual salary.

    - Mr. Mileger: Chief Financial Officer, Treasurer and Assistant Secretary. $200,000 annual salary.

    - Mr. Rubinstein: Executive Vice President of Global Operations. $225,000 annual salary.

13. CONDITIONS OF OUR OFFER.

    Notwithstanding any other provisions of our offer, and in addition to (and not in limitation of) our rights, subject to the provisions of the merger agreement, to extend and amend our offer at any time in our sole discretion, we shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered shares promptly after termination or withdrawal of our offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered shares, if (1) any applicable waiting period under the U.S. antitrust laws has not expired or been terminated, (2) the Minimum Condition has not been satisfied, or (3) at any time on or after the date of the merger agreement and before the Expiration Date (as then extended), any of the following events shall have occurred and be continuing:

    (a) there shall be pending any suit, action or proceeding by any governmental entity (1) seeking to prohibit or impose any material limitations on our or our Parent's ownership or operation (or that of any of our or our Parent's subsidiaries or affiliates) of all or a material portion of our or Convergent's businesses or assets, or to compel us, our Parent or any of our affiliates or subsidiaries to dispose of or hold separate any material portion of the business or assets of Convergent or Parent, (2) seeking to prohibit the acquisition by us or our Parent of any Convergent shares under our offer or pursuant to the subscription and contribution agreement, seeking to restrain or prohibit the making or consummation of our offer or the merger or the performance of any of the other transactions contemplated thereby, (3) seeking to obtain from Convergent, our Parent or us any monetary damages related to a violation of the U.S. antitrust laws that are material in relation to Convergent, (4) seeking to render illegal our ability, or rendering us unable, to accept for payment, pay for or purchase some or all of the shares pursuant to our offer or the merger, (5) seeking to impose material limitations on our or our Parent's ability to exercise full rights of ownership of the shares, including the right to vote the shares purchased by us on all matters properly presented to Convergent's stockholders or (6) which otherwise is reasonably likely to have a material adverse effect on Convergent;

    (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to our offer or the merger by any governmental entity, or any other action shall be taken by any governmental entity, other than the application to our offer or the merger of applicable waiting periods under U.S. antitrust laws, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (1) through (4) of paragraph (a) above;

    (c) Convergent's board of directors or any committee of the board (1) shall have withdrawn, modified or changed in a manner adverse to us or our Parent, its approval or recommendation of our offer, the merger agreement or the merger,
(2) shall have recommended the approval or acceptance of

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an Acquisition Proposal or (3) shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal;

    (d) any of the representations and warranties of Convergent contained in the merger agreement shall not be true and correct as of October 13, 2000 or as of the scheduled Expiration Date (taking the representations and warranties with the same effect as if made on and as of such scheduled Expiration Date and without giving effect to any "material," "material adverse effect" or similar qualifications), except for representations and warranties specifically made as of an earlier date, which shall only be required to be true and correct as of such earlier date, and except to the extent that the aggregate of all breaches of the representations and warranties of Convergent could not reasonably be expected to have a material adverse effect on Convergent;

    (e) Convergent shall have failed to perform in any material respect any material obligation or to comply in any material respect with any agreement or covenant of Convergent to be performed or complied with by it prior to the scheduled Expiration Date under the merger agreement;

    (f) all material consents set forth in the merger agreement shall not have been obtained and be in full force and effect, other than consents the failure to obtain which would not reasonably be expected to have a material adverse effect on Convergent;

    (g) the merger agreement shall have been terminated in accordance with its terms; or

    (h) the employment agreement with Glenn E. Montgomery, Jr., shall not remain in full force and effect or he shall have expressed an intention not to continue his employment with the surviving corporation, PROVIDED, that this condition shall be deemed satisfied in the event that he has died or become permanently disabled.

    The foregoing conditions are for the sole benefit of our Parent and us, may be waived by our Parent or us, in whole or in part, at any time and from time to time in the reasonable discretion of our Parent or us. Subject to the terms of the merger agreement, the failure by Parent or us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each right is an ongoing right which may be asserted at any time and from time to time.

14. LEGAL MATTERS AND REGULATORY APPROVALS.

    GENERAL. Based upon its examination of publicly available information with respect to Convergent and the review of information furnished by Convergent to STC and its affiliates and discussions between representatives of affiliates of STC with representatives of Convergent during STC's investigation of Convergent, except to the extent set forth below, neither we nor STC are aware of any approval or other action by any domestic (federal or state) or foreign governmental authority, which in either case would be required prior to our acquisition of shares pursuant to our offer. Should any approval or other action be required, it is our present intention to seek the approval or action. We do not currently intend, however, to delay the purchase of shares tendered pursuant to our offer pending the outcome of any action or the receipt of any approval (subject to our right to decline to purchase shares if any of the conditions in "The Tender Offer--Conditions of Our Offer" will have occurred). There can be no assurance that any approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to our business or the business of Convergent or STC or that parts of our business or the businesses of Convergent or STC might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Our obligation under our offer to accept for payment and pay for shares is subject to conditions, including conditions relating to the legal matters discussed in this Section 14. See "The Tender Offer--Conditions of Our Offer" for additional conditions of our offer.

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    STC and Convergent conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the merger. STC and Convergent are currently in the process of reviewing whether filings or approvals may be required or desirable in these jurisdictions which may be material to STC and Convergent and its subsidiaries. It is possible that one or more of these filings may not be made, or one or more of these approvals, which are not as a matter of practice required to be obtained prior to effectiveness of a merger transaction, may not be obtained, prior to the merger.

    ANTITRUST. Under U.S. antitrust laws and the rules that have been promulgated thereunder by the FTC, some acquisition transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and waiting period requirements have been satisfied. Our acquisition of shares pursuant to our offer is subject to these requirements. See "The Tender Offer--Acceptance for Payment and Payment for Shares."

    Schlumberger Limited, the parent company of STC, intends to file the appropriate Premerger Notification and Report Forms in connection with the purchase of shares pursuant to our offer with the Antitrust Division and the FTC shortly after the initiation of our offer.

    Under the applicable provisions of U.S. antitrust laws, the purchase of shares pursuant to our offer may not be consummated until the expiration of a 15 day waiting period following the filing by Schlumberger. We expect that our filing will be made in a timely manner such that the waiting period will expire prior to the Expiration Date. Furthermore, Schlumberger intends to request early termination of the waiting period applicable to the transaction. There can be no assurance, however, that the 15-day antitrust waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Schlumberger, Convergent or both companies with respect to our acquisition of shares, the waiting period would expire at 12:00 Midnight, New York City time, on the 10th day after the date of substantial compliance with the request(s). Thereafter, the waiting period could be extended only with the consent of Schlumberger. If the acquisition of shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to U.S. antitrust laws, our offer will be extended and, in any event, the purchase of and payment for shares will be deferred until 10 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of the waiting period pursuant to a request for additional information is authorized by U.S. antitrust laws and the rules promulgated thereunder, except by court order. Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See "The Tender Offer--Withdrawal Rights." It is a condition to our offer that the waiting period applicable under U.S. antitrust laws to our offer expire or be terminated. See "The Tender Offer--Acceptance for Payment and Payment for Shares" and "The Tender Offer--Conditions of Our Offer."

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as our proposed acquisition of shares pursuant to our offer. At any time before or after our purchase of shares pursuant to our offer, the FTC or the Antitrust Division could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of shares pursuant to our offer or seeking the divestiture of shares purchased by us or the divestiture of substantial assets of Schlumberger, Convergent or their respective subsidiaries. The merger agreement provides that in connection with the receipt of any necessary approvals under the U.S. antitrust laws, neither Convergent nor any of Convergent's subsidiaries can divest or hold separate or otherwise take or commit to take any action that limits STC's or our freedom of action with respect of, or their ability to retain, Convergent or any of Convergent's subsidiaries or any material portions thereof or any of the businesses, product lines, properties or assets of Convergent or any of its subsidiaries, without STC's prior written consent (which may be withheld in STC's sole and absolute discretion).

    Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to STC relating to the businesses in which STC, Convergent and their respective subsidiaries are engaged, we and STC believe that our offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to our offer on antitrust grounds will not be made or, if a challenge is made, what the result would be. See "The Tender Offer--Conditions of Our Offer" for the conditions to our offer, including conditions with respect to litigation.

    SHORT-FORM MERGER. Section 253 of the Delaware General Corporation Law provides, among other things, that, if the parent corporation owns at least 90% of the outstanding shares of each voting class of a subsidiary corporation, the merger of the subsidiary corporation and the parent corporation may be effected by a resolution adopted and approved by the board of directors of the parent corporation and the appropriate filings with the Delaware Secretary of State, without any action or vote on the part of the stockholders of the subsidiary corporation. Under the Delaware General Corporation Law, if we acquire at least 90% of Convergent's outstanding shares, we will be able to effect the merger without a vote of the other stockholders of Convergent. In such event, STC, our Parent, we and Convergent have agreed in the merger agreement to take all necessary and appropriate action to cause the merger to become effective as soon as practicable after such acquisition, without a meeting of Convergent's stockholders. In the event that less than 90% of the shares then outstanding are tendered pursuant to the offer, we may extend the offer for up to 20 business days so that the merger may be consummated as described in this paragraph.

    LITIGATION. On October 16, 2000, three class actions were filed in the Court of Chancery of the State of Delaware against Convergent and each member of its board of directors. Each of the actions alleges that the members of Convergent's board of directors breached their fiduciary duties to Convergent and to its stockholders by allegedly failing to maximize stockholder value in connection with the merger agreement, our offer, the merger and the transactions contemplated by the merger agreement. Two of the actions seek to enjoin Convergent from proceeding with the offer and the merger, and all three of the actions seek an award of unspecified damages. Convergent believes that each of the three actions is without merit, and Convergent intends to vigorously defend itself against each action. The three actions are as follows: (1) C.A.
No. 18426: STEVE SCHNIPPER V. GLENN E. MONTGOMERY, JR., SCOTT M. SCHLEY, ROBERT SHARPE, JERRY MURDOCK, JOHN W. BLEND III, AND CONVERGENT GROUP CORPORATION; (2) C.A. No. 18427: ARMEN MINASSIAN V. GLENN E. MONTGOMERY, JR., SCOTT M. SCHLEY, ROBERT SHARPE, JERRY MURDOCK, JOHN W. BLEND III, AND CONVERGENT GROUP CORPORATION and (3) C.A. No. 18431 NC: PATRICIA EICH V. GLENN E.
MONTGOMERY, JR., SCOTT M. SCHLEY, ROBERT SHARPE, JERRY MURDOCK, JOHN W. BLEND III, AND CONVERGENT GROUP CORPORATION.

15. STATE TAKE-OVER LAWS.

    Convergent is incorporated under the laws of the State of Delaware. In general, Section 203 of the General Corporation Law of the State of Delaware prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation within the prior 3 years) from engaging in a "business combination" (defined to include mergers and similar transactions) with a Delaware corporation for a period of three years following the time the person became an interested stockholder unless, among other things, prior to the time of the business combination the board of directors of the corporation approved either (a) the business combination or (b) the transaction which resulted in the stockholder becoming an interested stockholder.

    On October 13, 2000, prior to the execution of the merger agreement, based upon the unanimous recommendation of the special committee of Convergent's board of directors approved the merger and each of the transactions contemplated by the merger agreement, approved by the board as a unitary transaction and not separately.

    A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. Convergent, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to our offer or the merger and has not complied with any such laws. Should any person seek to apply any state takeover law, we will take any action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to our offer or the merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to our offer, we might be required to file information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we might be unable to accept for payment any shares tendered pursuant to our offer, or be delayed in continuing or consummating our offer, and the merger. In such case, we may not be obligated to accept for payment any shares tendered. See "The Tender Offer--Conditions of Our Offer."

16. RIGHTS OF DISSENTING STOCKHOLDERS.

    We, our Parent and STC do not believe that appraisal rights are available in connection with our offer; however, appraisal rights may be available in connection with the merger. If the merger is consummated, stockholders who have not tendered their shares may have the right under Delaware law to dissent from the merger and demand appraisal of, and to receive payment in cash of the fair value of, their shares. Stockholders who perfect appraisal rights by complying with the procedures set forth in Section 262 of the Delaware General Corporation Law will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger. In addition, dissenting stockholders may be entitled to receive payment of a fair rate of interest from the date of consummation of the merger on the amount determined to be the fair value of their shares.

    STC does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the shares. STC intends, however, to cause Convergent, as the surviving corporation, to argue in an appraisal proceeding that, for purposes of the proceeding, the fair value of each share is less than or equal to the merger consideration.

    You should be aware that opinions of investment banking firms (including Morgan Stanley's) as to the fairness from a financial point of view are not necessarily opinions as to "fair value" under Delaware law.

    This summary of the rights of dissenting stockholders under Delaware law is not a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters' rights under Delaware law. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of Delaware law. See Section 262 of the Delaware General Corporation Law which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule TO to which our offer is an exhibit.

17. FEES AND EXPENSES.

    Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to our offer.

    Salomon Smith Barney Inc. is acting as Dealer Manager for our offer and as financial advisor to Schlumberger Limited, the parent company of STC, in connection with our offer and the merger, for which services Salomon Smith Barney Inc. will receive customary compensation. Schlumberger Limited has agreed to reimburse Salomon Smith Barney Inc. for reasonable travel and other expenses incurred by Salomon Smith Barney Inc. in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney Inc. and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, Salomon Smith Barney Inc. and its affiliates may actively trade or hold the securities of Schlumberger, Convergent and their respective affiliates for Salomon Smith Barney Inc.'s and its affiliates' own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

    In connection with its services as Dealer Manager, Salomon Smith Barney Inc. may solicit tenders of shares pursuant to the tender offer and may communicate with brokers, dealers, commercial banks and trust companies with respect to the tender offer. Salomon Smith Barney Inc. will receive a customary fee for its services as Dealer Manager, and will receive no additional compensation for any solicitation services it provides.

    STC has retained D.F. King & Co., Inc., as our Information Agent, and Citibank, N.A., as our Depositary, in connection with our offer. The Information Agent may contact holders of shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to our offer to beneficial owners. As compensation for acting as Information Agent in connection with our offer, D.F. King & Co., Inc. will be paid a reasonable and customary fee for its services and will also be reimbursed for out-of-pocket expenses and may be indemnified against liabilities and expenses in connection with our offer, including liabilities under the federal securities laws.

    We will pay our Depositary reasonable and customary compensation for its services in connection with our offer, plus reimbursement for out-of-pocket expenses, and will indemnify our Depositary against liabilities and expenses in connection with its services, including under federal securities laws. We will reimburse brokers, dealers, commercial banks and trust companies for customary handling and mailing expenses incurred by them in forwarding material to their customers.

    Including the fees described above, we have paid or will be responsible for paying certain out-of-pocket expenses and the following expenses incurred or estimated to be incurred in connection with the tender offer and the merger:

                                                              IN THOUSANDS
                                                              ------------
Dealer Manager and Financial Advisor........................      2,500
Legal.......................................................      1,150
Filing (HSR and SEC)........................................        166
Information Agent...........................................         20
Depositary..................................................         15
Printing....................................................        350
Accounting and Appraisal....................................        100
Miscellaneous...............................................         80
                                                                 ------
  Total.....................................................      4,381
                                                                 ======

    Convergent has paid or will be responsible for paying the following expenses incurred or estimated to be incurred in connection with the tender offer and the merger:

                                                              IN THOUSANDS
                                                              ------------
Financial Advisors..........................................      4,000
Legal.......................................................      1,250
Printing....................................................         50
Miscellaneous...............................................         10
                                                                 ------
  Total.....................................................      5,310
                                                                 ======

18. MISCELLANEOUS.

    We are making our offer to Convergent stockholders solely through this document and the related Letter of Transmittal. We are not aware of any jurisdiction where the making of our offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of our offer or the acceptance of shares pursuant thereto, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with that state statute, our offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that state. In any jurisdiction where the securities, blue sky or other laws require our offer to be made by a licensed broker or dealer, our offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF US, OUR PARENT OR STC NOT CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, THAT INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Pursuant to Rule 14d-3 under the Exchange Act, we and STC have filed with the SEC the Schedule TO, together with exhibits, furnishing additional information with respect to our offer. The Schedule TO and any amendments to the Schedule TO, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "The Tender Offer--Information Concerning Convergent" (except that they will not be available at the regional offices of the SEC).

                                                                         ANNEX A

[MORGAN STANLEY DEAN WITTER]

                                                              1585 BROADWAY
                                                              NEW YORK, NEW YORK 10036
                                                              (212) 761-4000

                                                                October 13, 2000

Special Committee of the Board of Directors
Convergent Group Corporation
6399 South Fiddler's Green Circle
Suite 600
Englewood, CO 80111

Dear Special Committee Members:

    We understand that Convergent Group Corporation ("Convergent" or the "Company"), Schlumberger Technology Corp. ("STC"), Convergent Holding Corporation ("Parent"), a wholly owned subsidiary of STC, and Convergent Acquisition Sub, Inc. ("Purchaser"), a wholly owned subsidiary of Parent, have entered into an Agreement and Plan of Merger, dated as of October 13, 2000 (the "Merger Agreement"), which provides, among other things, for (i) the commencement by Purchaser of a tender offer (the "Tender Offer") for all outstanding shares of common stock, par value $0.001 per share, of the Company (the "Company Common Stock"), for $8.00 per share net to the seller in cash, less any required withholding taxes and (ii) the subsequent merger (the "Merger") of Purchaser with and into Convergent. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Parent, and each outstanding share of the Company Common Stock, other than shares owned by the Company as treasury stock or by any subsidiary of the Company or by Parent, Purchaser or any other wholly owned subsidiary of Parent, or as to which dissenters rights have been perfected, will be converted into the right to receive $8.00 per share in cash. The cash consideration to be received by holders of Convergent Common Stock in the Tender Offer and the Merger pursuant to the Merger Agreement is referred to herein as the "Cash Consideration". The terms and conditions of the Tender Offer and Merger are more fully set forth in the Merger Agreement.

    We further understand that Parent, STC, Cinergy Ventures, LLC ("Cinergy") and certain management investors (the "Management Investors") have entered into a Subscription and Contribution Agreement, dated as of October 13, 2000 (the "Contribution Agreement"), which provides, among other things, for the contribution (the "Contribution") (i) by the Management Investors and Cinergy to Parent of a number of shares of Convergent Common Stock, as set forth in the Contribution Agreement, in exchange for a number of shares of common stock, par value $.001 per share, of Parent (the "Parent Common Stock"), as set forth in the Contribution Agreement and (ii) by STC to Parent of a certain amount of cash in exchange for a number of shares of Parent Common Stock, as set forth in the Contribution Agreement. The terms and conditions of the Contribution are more fully set forth in the Contribution Agreement.

    You have asked for our opinion as to whether the Cash Consideration to be received by the holders of the Convergent Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of the Convergent Common Stock.

    For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other information concerning Convergent;

    (ii) reviewed certain financial statements and other information concerning STC;

                                                    [MORGAN STANLEY DEAN WITTER]
Special Committee of the Board of Directors
October 13, 2000
Page 2

   (iii) reviewed certain internal financial statements and other financial and operating data concerning Convergent prepared by the management of Convergent;

    (iv) reviewed certain financial projections prepared by the management of Convergent, and certain publicly available financial projections of Convergent prepared by certain equity securities research analysts;

    (v) discussed with senior executives of Convergent the past and current operations and financial condition and the prospects of Convergent;

    (vi) reviewed the reported prices and trading activity for the Convergent Common Stock;

   (vii) compared the financial performance of Convergent and the prices and trading activity of the Convergent Common Stock with that of certain other publicly traded companies comparable with Convergent and its securities;

  (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

    (ix) participated in certain discussions and negotiations among representatives of Convergent, STC and Parent;

    (x) reviewed the Merger Agreement, the Contribution Agreement and certain related documents; and

    (xi) performed such other analyses and considered such other factors as we have deemed appropriate.

    We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Convergent. We have not made any independent valuation or appraisal of the assets or liabilities of Convergent, nor have we been furnished with any such appraisals. We have assumed that the Tender Offer and the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, and that the Contribution will be consummated in accordance with the terms set forth in the Contribution Agreement. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    In arriving at our opinion, we note that we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving Convergent.

    We have acted as financial advisor to the Special Committee of the Board of Directors of Convergent in connection with the Merger and will receive a fee for our services. As you are aware, certain affiliates of Morgan Stanley & Co. Incorporated own shares of Convergent Common Stock.

    It is understood that this letter is for the information of the Special Committee of the Board of Directors of Convergent and may not be used for any purpose without our prior written consent. This opinion does not in any manner address the prices at which the Convergent Common Stock or the Parent Common Stock will trade at any time, and we express no opinion or recommendation as to whether holders of Convergent Common Stock should tender such shares in connection with the

                                                    [MORGAN STANLEY DEAN WITTER]
Special Committee of the Board of Directors
October 13, 2000
Page 3

Tender Offer or how holders of Convergent Common Stock should vote at any meeting of Convergent stockholders to be held in connection with the Merger.

    Based on and subject to the foregoing, we are of the opinion that, on the date hereof, the Cash Consideration to be received by the holders of the Convergent Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of the Convergent Common Stock.

                                            Very truly yours,

                                            MORGAN STANLEY & CO. INCORPORATED

                                            By:                  /s/ Barry D. Kupferberg
                                                                   Barry D. Kupferberg
                                                                        PRINCIPAL

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. You or your broker, dealer, commercial bank, trust company or other nominee should send or have delivered Letters of Transmittal and certificates for shares of Convergent common stock to our Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR OUR OFFER IS:

                                 CITIBANK, N.A.

    BY OVERNIGHT COURIER:                BY HAND:                       BY MAIL:
       Citibank, N.A.                 Citibank, N.A.                 Citibank, N.A.
   915 Broadway, 5th Floor        Corporate Trust Window              P.O. Box 685
     New York, NY 10010         111 Wall Street, 5th Floor         Old Chelsea Station
                                    New York, NY 10043             New York, NY 10113

                                BY FACSIMILE TRANSMISSION:
                                      (212) 505-2248

                                   CONFIRM BY TELEPHONE:
                                      (800) 270-0808

    Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to our Information Agent, our Dealer Manager or our Depositary. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning our offer.

                    THE INFORMATION AGENT FOR OUR OFFER IS:

                             D.F. KING & CO., INC.

                                77 Water Street
                               New York, NY 10005

                 Banks and Brokers Call Collect (212) 425-1685
                    All Others Call Toll-Free (800) 714-3305

                      THE DEALER MANAGER FOR OUR OFFER IS:

                              SALOMON SMITH BARNEY
                              388 Greenwich Street
                            New York, New York 10013

                         Call Toll-Free (877) 518-9871